UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CARDIUM THERAPEUTICS, INC.

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CARDIUM THERAPEUTICS, INC.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Date:    Thursday, June 6, 2013

Time:    9:00 a.m., Pacific Time

Place:    San Diego Marriott Del Mar

              11966 El Camino Real

              San Diego, California 92130

To our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Cardium Therapeutics, Inc. to consider and act upon the following matters:

1	To elect two Class I directors, each to serve until the next annual meeting of stockholders held to elect Class I directors and until their respective successor is elected and qualified;

2	To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC;

3	To approve, on a non-binding advisory basis, the frequency of our advisory stockholder vote on the compensation of our named executive officers — every 1, 2 or 3 years;

4	To approve the issuance of an additional 1,656 shares of Series A Convertible Preferred Stock in connection with the April 2013 registered direct offering, for the receipt of gross proceeds of approximately $1,656,000;

5	To give our Board of Directors the authority, at its discretion, to affect a reverse split of our outstanding common stock;

6	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation – which amendment would ONLY be entered in the event that Proposal 5 related to the reverse stock split is NOT approved – and which would increase the number of authorized shares of common stock of the Company from 200,000,000 to 400,000,000;

7	To ratify the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

8	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We recommend that you vote “FOR” Proposals 1, 2 and 4 through 7 and vote “3 YEARS” for Proposal 3.

The foregoing matters are more fully described in the proxy statement accompanying this notice. Stockholders of record at the close of business on April 26, 2013, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON June 6, 2013: This notice of meeting, the proxy statement and annual report to stockholders are available on-line at www.edocumentview.com/cxm.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. This will help ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, by the Internet, or by signing, dating, and returning the enclosed proxy card will save us the expense and extra work of additional solicitation. Voting your shares by telephone or by the Internet will further help us reduce the costs of solicitation. A pre-addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Voting your shares now will not prevent you from attending or voting your shares at the meeting if you desire to do so.

Only stockholders and persons holding proxies from stockholders may attend the meeting. If you plan to attend, please bring a photo ID. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a recent brokerage statement, proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares to attend the meeting.

By Order of the Board of Directors

Christopher J. Reinhard

Chairman of the Board, Chief Executive Officer and President

12255 El Camino Real Suite 250

San Diego, California 92130

(858) 436-1000

April 30, 2013

CARDIUM THERAPEUTICS, INC.

12255 El Camino Real, Suite 250

San Diego, California 92130

PROXY STATEMENT

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Cardium Therapeutics, Inc., a Delaware corporation (the “Company,” “Cardium” or “we,” “our,” or “us”), for use at our annual meeting of stockholders to be held on Thursday, June 6, 2013, at 9:00 a.m. Pacific time, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130, and at any adjournment or postponement thereof (the “Annual Meeting”). We expect to mail this proxy statement and the enclosed proxy card on or about April 30, 2013 to all stockholders entitled to vote at the Annual Meeting.

VOTING INFORMATION

Who can vote?

You may vote if you were a stockholder of record as of the close of business on April 26, 2013. This date is known as the record date. You are entitled to one vote for each share of common stock you held on that date on each matter presented at the Annual Meeting. As of April 26, 2013, there were 129,562,061 shares of our common stock, par value $0.0001 per share, issued and outstanding.

How many votes are needed to hold the Annual Meeting?

To take any action at the Annual Meeting, a majority of our outstanding shares of common stock entitled to vote as of April 26, 2013, or 64,781,031 shares must be represented, in person or by proxy, at the Annual Meeting. This is called a quorum.

What is a proxy?

A “proxy” allows someone else to vote your shares on your behalf. Our Board of Directors is asking you to allow the people named on the proxy card (Christopher J. Reinhard and Tyler M. Dylan-Hyde) to vote your shares at the Annual Meeting.

How do I vote by proxy?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. To vote by proxy, please follow the instructions on the enclosed proxy card. You may vote by telephone, by the Internet or by mail. Shares held in street name may be voted by telephone or by the Internet only if your broker or nominee makes those methods available. Your broker or nominee will enclose instructions for voting shares held in street name by telephone or by the Internet with this proxy statement if your broker or nominee has chosen to make those methods available.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate. If you vote by mail and return a signed proxy card with no specific instructions, your shares will be voted as the Board of Directors recommends.

Can I change my vote after I submit my proxy?

Yes. You can change or revoke your proxy at any time before it is voted by submitting another proxy with a later date (via the Internet, by telephone or by mail) or attending the meeting and voting in accordance with the instructions below. You also may send a written notice of revocation to Cardium Therapeutics, Inc., 12255 El Camino Real, Suite 250, San Diego, California 92130, Attention: Tyler M. Dylan-Hyde, Secretary.

Can I vote in person at the Annual Meeting instead of voting by proxy?

Yes. However, we encourage you to vote your shares at your earliest convenience to ensure that your shares are represented and voted. If you vote your shares by proxy and later decide you would like to attend the meeting and vote your shares in person, you will need to provide a written notice of revocation to the secretary of the meeting before your proxy is voted. If the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting. If you would like to obtain directions to be able to attend the meeting and vote in person, please contact the Company at (858) 436-1000.

How are votes counted?

Except as noted, all proxies received will be counted in determining whether a quorum exists and whether we have obtained the necessary number of votes to approve each proposal. An abstention from voting will be used for the purpose of establishing a quorum, but for purposes of determining the outcome of any proposal as to which the proxy is marked ABSTAIN the shares represented by such proxy will not be treated as affirmative votes. A broker non-vote will also be used for the purpose of establishing a quorum, but will not otherwise be counted in the voting process. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

How many votes are required to approve each proposal?

For Proposal 1, the election of the two Class I directors, a plurality of the votes is required. This means that the two candidates who receive the most votes will be elected to the two available Class I positions on the Board of Directors. Please note, that a bank, broker or nominee is not permitted to vote on behalf of beneficial owners with respect to uncontested elections of directors. If you wish your shares to be voted, you must instruct your bank, broker or nominee on how to vote your shares for the election of directors.

Proposal 2, the non-binding advisory resolutions approving the compensation of our named executive officers, will be approved by our stockholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy marked ABSTAIN with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal. The advisory resolution is non-binding but will be considered by our Board of Directors and the compensation committee in making decisions affecting executive compensation.

Proposal 3, the non-binding advisory resolution approving the frequency with which we will seek stockholder vote on the compensation of our named executive officers, is not a binary vote to either approve or disapprove of our Board of Directors’ recommendation, but rather a selection among four alternatives in which stockholders may indicate the frequency with which they prefer we seek a stockholder advisory vote on the compensation of our named executive officers. Stockholders may select 1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN and the alternative that receives the greatest number of votes (other than ABSTAIN) will be considered the frequency recommended by our stockholders. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal. Even though this vote will be non-binding, our Board of Directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on the compensation of our named executive officers will be included in our proxy statement.

Proposal 4 to approve the potential issuance of common stock upon conversion of the Series A Convertible Preferred Stock to be issued in connection with the April 2013 registered direct offering for additional gross proceeds of $1,656,000 in the event Proposals 4 and 5 are approved, will be approved by our stockholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy marked ABSTAIN with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal.

Proposal 5 to give our Board the authority, at its discretion, to effect a reverse split of our outstanding common stock requires the affirmative vote of the holders of a majority of our outstanding shares of common stock. Consequently, any shares not voted (whether by abstention or otherwise) will have the same effect as a vote “AGAINST” this proposal.

Proposal 6, to effect an increase in the number of authorized shares of common stock – in the event that Proposal 5 with respect to the reverse stock split is NOT approved by stockholders – requires the affirmative vote of the holders of a majority of the Company’s outstanding shares of common stock. Any shares not voted (whether by abstention or otherwise) will have the same effect as a vote “AGAINST” the proposal.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. See, however, “Proposal 7 – Effect of Ratification.”

As of April 26, 2013, our executive officers and directors held of record or beneficially owned approximately 10,660,000 shares, or 8.0%, of our issued and outstanding common stock. Our executive officers and directors have indicated their intention to vote FOR the election of each of the nominees for the Class I directors, FOR Proposal 2, for 3 YEARS under Proposal 3, FOR Proposals 4 through 6, and FOR Proposal 7 ratifying the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Who pays for this proxy solicitation?

The Company will pay the cost of soliciting proxies for the Annual Meeting, including the costs of preparing, assembling and mailing the proxy materials. We will provide copies of proxy materials to fiduciaries, custodians and brokerage houses to forward to the beneficial owners of shares held in their name. We may reimburse such fiduciaries, custodians and brokers for their costs in forwarding the proxy materials.

In addition to the solicitation of proxies by mail, certain of our officers and other employees may also solicit proxies personally or by telephone, facsimile, e-mail or other means. No additional compensation will be paid to these individuals for any such services.

OUR BOARD OF DIRECTORS

Board Members

Our Board of Directors is responsible for the overall management of the Company. The Board of Directors is divided into three classes, designated Class I, Class II and Class III. The Board of Directors currently includes two Class I directors, three Class II directors, and two Class III directors. The name, age and business experience of each of our directors are shown below.

CLASS I

Edward W. Gabrielson, M.D. (Age 60)

Director

Dr. Gabrielson has served as a director and a member of the Nominating Committee of the Board of Directors since January 2006. He has more than 25 years of experience as a physician and faculty member at Johns Hopkins University. Currently, Dr. Gabrielson is a Professor of Pathology and Oncology at Johns Hopkins University School of Medicine, and Professor of Environmental Health Sciences at the Johns Hopkins University Bloomberg School of Public Health. He is also an attending physician at the Johns Hopkins Hospital and Bayview Medical Center. Dr. Gabrielson received a Bachelor of Science in Biology and Chemistry from the University of Illinois and an M.D. from Northwestern University Medical School.

Lon E. Otremba (Age 56)

Director

Mr. Otremba is currently the Principal Managing Director of Otremba Management Advisory, LLC, a management advisory firm, and has served as a director and a member of the Nominating Committee of the Board of Directors since January 2006. He previously served as the Chief Executive Officer of Tylted (July 2011-March 2013), which hosts one of the Mobile Web’s largest communities of social, casual gamers. He was also Executive Chairman and a director of Professional Interactive Entertainment (July 2010-2013), a leading provider of Web-based services for video gamers worldwide. Previously he was Chairman and Chief Executive Officer (October 2006- December 2010) of Access 360 Media, a privately-held media company, where he remains a board director. Previously, Mr. Otremba was Chief Executive Officer (September 2003-August 2005) and a director (September 2003-July 2005) of Muzak, LLC; Executive Vice President (2001-2003) of Time Warner; and President and a director (1997-2000) of Mail.com (now Easy Link Services Corp.). He is also currently is a director of EEI Communications (since June 2006), a privately-held leading provider of outsourced new media, print publishing and staffing services. He is a past director of DotMenu, Inc. (2008-2012) an interactive commerce company, which was acquired by GrubHub; Power Medical Interventions (2006-2009), a privately held medical technology company which was acquired by Covidien in September 2009, and Artes Medical, Inc., (from 2006 to 2008) a publicly traded medical technology company which has since filed for bankruptcy.

CLASS II

Tyler M. Dylan-Hyde, Ph.D., J.D. (Age 51)

Director, Chief Business Officer, General Counsel, Executive Vice President and Secretary

Dr. Dylan-Hyde is co-founder of Cardium and has served as a director and as the Company’s General Counsel, Executive Vice President and Secretary since its inception in December 2003, and as its Chief Business Officer since May 2005. Since August 2006, Dr. Dylan-Hyde has also served as a director and Chief Business Officer, General Counsel, Executive Vice President and Secretary of Tissue Repair Company, a wholly-owned subsidiary of Cardium. He served as a director and Chief Business Officer of Cardium’s subsidiary, InnerCool Therapies, from its acquisition in March 2006 until its sale to Royal Philips Electronics in July 2009. Previously, he served as the Chief Business Officer, General Counsel, Executive Vice President and Secretary of Aries Ventures Inc. from October 20, 2005 through its merger with Cardium in January 2006. Dr. Dylan-Hyde has focused on the development of biologics and devices for cardiovascular and ischemic diseases for more than a decade. He served as General Counsel and Vice President of Collateral Therapeutics, Inc. until its 2002 acquisition by the Schering Group, Germany (now part of Bayer HealthCare). Dr. Dylan-Hyde played a major role in developing Collateral’s intellectual property portfolio, in furthering its business development efforts and in advancing the company toward and through its acquisition by Schering, and continued as an executive officer and later consultant until 2005. Dr. Dylan-Hyde has advised both privately-held and publicly-traded companies that are developing, partnering or commercializing technology-based products. Before joining Collateral,

Dr. Dylan-Hyde was a partner of the law firm of Morrison & Foerster LLP. In his law firm practice, he focused on the development, acquisition and enforcement of intellectual property rights, as well as related business and transactional issues. He also has worked with both researchers and business management in the biotech and pharmaceutical industries. Dr. Dylan-Hyde received a B.Sc. in Molecular Biology from McGill University, Montreal, Canada, a Ph.D. in Biology from the University of California, San Diego, where he performed research at the Center for Molecular Genetics, and a J.D. from the University of California, Berkeley.

Andrew M. Leitch (Age 69)

Director

Mr. Leitch has served as a director and a member of the Audit Committee of the Board of Directors since August 2007, and was appointed Chairman of the Audit Committee and a member of the Compensation Committee in March 2011. Mr. Leitch is a financial industry veteran, having served 28 years in public accounting, including 20 years as a partner in Deloitte & Touche. He was deeply involved in international business, serving in various capacities throughout his career including Asian Regional Partner, Managing Partner of various offices in Asia, and Director of Mergers and Acquisitions for South East Asia. Mr. Leitch currently serves on the Board of Directors of two other publicly listed companies, Blackbaud, Inc. and STR Holdings, Inc. Mr. Leitch previously served as a director and the Chairman of the Audit Committee of Open Energy, Inc. (2006-2007), as a director and a member of the Audit Committee of Wireless Facilities, Inc. (2005-2006), and a director and member of the audit committee of Aldila Inc. (2004 – 2010), all publicly-traded companies. He is also a board member of certain private and portfolio companies within leading U.S. and International private equity groups. Mr. Leitch is a Certified Public Accountant.

Gerald J. Lewis (Age 79)

Director

Justice Lewis has served as a director, a member of the Audit Committee and the Chairman of the Compensation Committee of the Board of Directors since January 2006. He served on a number of courts in the California judicial system, and retired from the Court of Appeal in 1987. He has served as an arbitrator or mediator on a large number of cases and was Of Counsel to Latham & Watkins from 1987 to 1997. He has previously served as a director of several publicly-traded companies, including Henley Manufacturing, Wheelabrator Technologies, Fisher Scientific International, California Coastal Properties and General Chemical Group, and was Chairman of the Audit Committee of several of these companies. Justice Lewis was a director of Invesco Mutual Funds from 2000 until 2003, when Invesco became the AIM Mutual Funds, and thereafter served as a director of the AIM Mutual Funds from 2003 to 2006. Since August 2006, Justice Lewis has served as a director and a member of the Audit and Compensation Committees of the Tennenbaum Opportunities Fund.

CLASS III

Murray H. Hutchison (Age 74)

Director

Mr. Hutchison has served as a director, a member of the Audit and Compensation Committees and the Chairman of the Nominating Committee of the Board of Directors since January 2006. He served 27 years as Chief Executive Officer and Chairman of International Technology Corp., a large publicly-traded diversified environmental engineering and construction firm, until his retirement in 1997. Since his retirement, Mr. Hutchison has been self-employed with his business activities involving primarily the management of an investment portfolio and consulting with corporate management on strategic issues. Mr. Hutchison currently serves as the Chairman (since 2005) of Texas Eastern Product Pipelines, a publicly-traded pipeline and distribution company, and The Huntington Hotel Corporation (since 1996), a privately-held company, and as a director of Jack in the Box, Inc. (since 1998), a publicly-traded fast food restaurant chain, Cadiz, Inc. (since 1998), a publicly-traded company focused on land acquisition and water development activities, and The Olson Company (since 1996), a privately-held home builder, and has served on the Audit and Compensation

Committees of several publicly-traded companies. Previously, Mr. Hutchison served as Chairman and Chief Executive Officer (1999-2000) of Sunrise Medical, a publicly-traded medical equipment manufacturer, and as a member of the Board of Management of the University of California Berkeley Haas Graduate School of Business Administration. He also has served as a trustee or member of the board of managers of various foundations. Mr. Hutchison holds a B.S. in Economics and a B.B.A. in Foreign Trade.

Christopher J. Reinhard (Age 59)

Chairman of the Board, Chief Executive Officer, President and Treasurer

Mr. Reinhard is co-founder of Cardium and has served as a director and the Chief Executive Officer, President and Treasurer of Cardium since its inception in December 2003, and as the Chief Executive Officer and President of Tissue Repair Company, a wholly-owned subsidiary of Cardium, since August 2006. He served as a director and Chief Executive Officer and Treasurer of Cardium’s subsidiary, InnerCool Therapies, from its acquisition in March 2006 until its sale to Royal Philips Electronics in July 2009. Previously, he served as a director and the Chief Executive Officer, President and Treasurer of Aries Ventures Inc. from October 20, 2005 through its merger with Cardium in January 2006. He also served as Chief Financial Officer of Aries Ventures Inc. from October 20, 2005 to November 16, 2005. For the past twelve years, Mr. Reinhard has focused on the commercial development of innovative therapeutics and medical devices. Before founding Cardium, he was a co-founder of Collateral Therapeutics, Inc., a former Nasdaq listed public company, and served as a director (from 1995) and President (from 1999) of Collateral Therapeutics until the completion of its acquisition by the Schering AG Group (now Bayer Schering Pharma) in 2002. He continued as Chief Executive of Collateral Therapeutics through December 2004. Mr. Reinhard played a major role in effecting Collateral Therapeutics’ initial public offering in 1998, and the sale of Collateral Therapeutics to Schering. From 2004-2008, Mr. Reinhard was Executive Chairman of Artes Medical, Inc., a publicly-traded medical technology company, which under Mr. Reinhard’s tenure successfully developed and secured FDA approval for Artefill® , an aesthetic injectable treatment for long-lasting wrinkle correction, which subsequently has filed for bankruptcy. The Artefill product is currently being marketed sold in the U.S. by Suneva Medical. Previously, Mr. Reinhard was Vice President and Managing Director of the Henley Group, a publicly-traded diversified industrial and manufacturing group, and Vice President of various public and private companies created by the Henley Group through spin-out transactions, including Fisher Scientific Group, a leading international distributor of laboratory equipment and test apparatus for the scientific community, Instrumentation Laboratory and IMED Corporation, a medical device company. Mr. Reinhard received a B.S. in Finance and an M.B.A. from Babson College.

In addition to the information above regarding each director’s business experience and service on the boards of directors of other companies, our Board of Directors considered the following experience, qualifications or skills of each of our directors in concluding that each director is qualified to serve as a director. The information below is not intended to be an exhaustive list of the qualifications that the Board of Directors considered with respect to our directors.

Dr. Gabrielson was selected to serve on our Board of Directors because of his medical and general industry experience gained as a practicing physician.

Mr. Otremba we selected to serve on our Board of Directors because of his experience as a management advisor and his media industry experience.

Dr. Dylan-Hyde is a co-founder and serves as an inside director of the Company. He has legal experience as well as scientific, industry and public company experience.

Mr. Leitch served as a licensed CPA for 28 years. He was recruited to join our Board of Directors, in particular, to serve the function of audit committee chairman and financial expert. Mr. Leitch has served as audit committee chair now for three other public companies at various times prior joining the Company.

Justice Lewis was asked to serve on our Board of Directors because of his extensive service on boards of directors of public companies. His experience as a director, and his prior experience as a judge and attorney, provides valuable insight and guidance on matters related to corporate governance.

Mr. Hutchinson was invited to serve as a member of our Board of Directors because of his strong background in managing business organizations and his experience serving as a director of publicly traded companies.

Mr. Reinhard is a co-founder and serves as an inside director and the Chairman of our Board of Directors. He has significant industry experience as well as public company experience.

Board Leadership

The Chairman of our Board of Directors also serves as our Chief Executive Officer. Our Board of Directors does not have a lead independent director. Our Board of Directors has determined that its leadership structure is appropriate and effective. Our Board of Directors believes that having a single individual serve as both chairman and chief executive officer provides clear leadership, accountability and promotes strategic development and execution. Our Board of Directors also believes that there is a high degree of transparency among directors and company management. Five of the seven members of our Board of Directors are independent directors and all of those individuals serve on the committees of our Board of Directors. Our Chairman and Chief Executive Officer does not serve on any committee, which our Board of Directors believes promotes appropriate independent leadership.

Independence

Our common stock is currently listed on the NYSE MKT. The rules of that stock exchange require listed companies to have a majority of the members of board of directors qualify as independent directors. Our Board of Directors, following the review and determination of the Nominating Committee, has determined that five of our seven directors are independent based on the definition of independence set forth in the NYSE MKT Company Guide. The members determined to be independent are Messrs. Gabrielson, Hutchison, Leitch, Lewis, and Otremba. In addition, Messrs. Hutchison, Leitch, and Lewis also have been determined by our Board of Directors to meet the independence standards for members of an audit committee set forth in the rules promulgated under the Securities Exchange Act of 1934.

Board Role in Risk Oversight

Our Board of Directors has an oversight role in managing our risk. Our Audit Committee receives reports from senior management on areas of material risk, including operational, financial, legal and strategic risks which enable the Audit Committee to understand management’s views on risk identification, risk management and risk mitigation strategies. The Audit Committee, or if appropriate, the full Board of Directors or another committee, will periodically request that management evaluate additional potential risks, provide additional information on identified risks, or implement risk remediation procedures.

Board Meetings

Our Board of Directors held five meetings during the fiscal year ended December 31, 2012 and took action by written consent on one occasion. Each of the seven current directors serving in 2012 attended at least 75% of the total number of meetings of the Board of Directors and applicable committees that each director was eligible to attend.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The committees are comprised entirely of independent directors as defined under the rules of the

NYSE MKT stock exchange. In addition, members of the Audit Committee also must meet the independence standards for audit committee members contained in the Securities Exchange Act of 1934, as amended. The members of each of the committees of our Board of Directors are as follows:

Audit Committee	Compensation Committee	Nominating Committee
Murray H. Hutchison* Andrew M. Leitch (Chairman)* Gerald J. Lewis	Murray H. Hutchison Gerald J. Lewis (Chairman) Andrew M. Leitch	Edward W. Gabrielson Murray H. Hutchison (Chairman) Lon E. Otremba

*	The Board of Directors has determined that Messrs. Hutchison and Leitch are each an “audit committee financial expert” as defined by applicable rules adopted by the SEC.

During the year ended December 31, 2012, the Audit Committee held four meetings, the Compensation Committee held two meetings, and the Nominating Committee held one meeting.

Audit Committee. The Audit Committee operates under a charter originally adopted by the committee in January 2006 and amended in March 2008. A copy of the Audit Committee’s charter is available in the corporate governance section of our website at www.cardiumthx.com. The general function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of its financial statements. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of the Company, including the integrity of its financial statements and disclosures; the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; the qualification, independence and performance of the Company’s independent registered public accounting firm; and the performance of the Company’s internal audit function and control procedures. The Audit Committee has the sole authority to appoint, determine funding for, and oversee the Company’s independent registered public accounting firm.

Compensation Committee. The Compensation Committee operates under a charter adopted by the committee in January 2006 and amended in March 2008. A copy of the Compensation Committee’s charter is available in the corporate governance section of our website at www.cardiumthx.com. The primary purpose of the Compensation Committee is to oversee the Company’s compensation and incentive programs for its executive officers and certain other key personnel. Among other things, the Compensation Committee recommends to the Board of Directors the amount of compensation to be paid or awarded to our executive officers and certain other personnel including salary, bonuses, other cash or stock awards under our incentive compensation plans as in effect from time to time, retirement and other compensation. In addition, the Board of Directors has delegated to the Compensation Committee the authority to administer the Company’s 2005 Equity Incentive Plan, including the authority to consider and act upon recommendations from management to grant awards under the plan to employees and consultants of the Company and its subsidiaries, not including officers and directors of the Company. The Compensation Committee may delegate its authority to subcommittees of the committee or to committees comprised of Company employees when legally permissible and when the Compensation Committee deems it appropriate or desirable to facilitate the operation or administration of the plans and programs that the committee oversees. The Compensation Committee also may engage the services of an independent compensation and benefits consulting company to conduct a survey and review of the Company’s compensation programs as compared to other similarly situated companies taking into account, among others, industry, size and location when the Compensation Committee deems appropriate. It is anticipated that the Compensation Committee will engage such independent consultants from time to time to aid the committee in its evaluation of the Company’s compensation programs for its executive officers.

Nominating Committee. The Nominating Committee operates under a charter adopted by the committee in January 2006 and amended in March 2008. A copy of the Nominating Committee’s charter is available in the corporate governance section of our website at www.cardiumthx.com. The purpose of the Nominating Committee is to assist the Board of Directors in identifying qualified individuals to become members of the

Board of Directors and in determining the composition of the Board of Directors and its various committees. The Nominating Committee periodically reviews the qualifications and independence of directors, selects candidates as nominees for election as directors, recommends directors to serve on the various committees of the Board of Directors, reviews director compensation and benefits, and oversees the self-assessment process of each of the committees of the Board of Directors.

The Nominating Committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. Persons recommended by stockholders are evaluated on the same basis as persons suggested by others. Stockholder recommendations may be made in accordance with our Stockholder Communications Policy. See “Stockholder Communications with Directors” below. The Nominating Committee has the authority to retain a search firm to assist in the process of identifying and evaluating candidates.

The Nominating Committee has not established any specific minimum requirements for potential members of our Board of Directors. Instead, the Nominating Committee’s evaluation process includes many factors and considerations including, but not limited to, a determination of whether a candidate meets the requirements of the NYSE MKT and the Securities Exchange Act of 1934, as amended, relating to independence and/or financial expertise, as applicable, and whether the candidate meets the Company’s desired qualifications in the context of the current make-up of the Board of Directors with respect to factors such as business experience, education, intelligence, leadership capabilities, integrity, competence, dedication, diversity, skills, and the overall ability to contribute in a meaningful way to the deliberations of the Board of Directors respecting the Company’s business strategies, financial and operational performance and corporate governance practices. Our Board of Directors does not have a specific policy with regard to the consideration of diversity in the identification of director nominees. The Nominating Committee will generally select those nominees whose attributes it believes would be most beneficial to the Company in light of all the circumstances.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees and directors, including all of our officers and non-employee directors and all employees, officers and directors of our subsidiaries. The Audit Committee periodically reviews the Code of Ethics and the Company’s compliance with its Code of Ethics. Our Code of Ethics has been posted in the corporate governance section of our website at www.cardiumthx.com. Any amendments to our Code of Ethics or any waivers from our Code of Ethics also will be posted on our website. Our Code of Ethics is not incorporated in, and is not a part of, this proxy statement and is not proxy-soliciting material.

Stockholder Communications with Directors

Our Board of Directors has adopted a Stockholder Communications Policy to provide a process by which our stockholders may communicate with our Board of Directors. Under the policy, stockholders may communicate with our Board of Directors as a whole, with the independent directors, with all members of a committee of our Board of Directors, or with a particular director. Stockholders wishing to communicate directly with our Board of Directors may do so by mail addressed to the Company at 12255 El Camino Real, Suite 250, San Diego, California, 92130, Attn: Corporate Secretary. The envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder of the Company and clearly state whether the intended recipients are all members of the Board of Directors, all independent directors, all members of a committee of the Board of Directors, or certain specified individual directors.

Attendance at Annual Meetings

In recognition that it may not be possible or practicable, in light of other business commitments of the Company’s directors, to attend the Company’s annual meetings of stockholders, the members of the Board of Directors are invited, but not required, to attend each of the Company’s annual meeting of stockholders. At the Company’s last annual meeting of stockholders held on May 31, 2012, two members of the Board of Directors were present.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Members of each class of our Board of Directors are elected to serve for a three-year term. The three-year terms of the members of each class are staggered, so that each year the members of a different class are due to be elected at the annual meeting. The Class I directors currently are serving a term that is due to expire at the Annual Meeting. The Class II directors currently are serving a term that is due to expire at our 2014 annual meeting, and the Class III directors are serving a term that is due to expire at the 2015 annual meeting.

Nominees

At the Annual Meeting two Class I directors are to be elected, each to serve until the next annual meeting of stockholders held to elect Class I directors and until their respective successor is elected and qualified or until their respective death, resignation or removal. The Board of Directors proposes the election of the nominees named below, who are each currently are Class I members of our Board of Directors.

Vote Required and Board Recommendation

For Proposal 1, the election of the two Class I directors, a plurality of the votes is required. This means that the two candidates who receive the most votes will be elected to the two available Class I positions on the Board of Directors.

Unless authorization to do so is withheld, proxies received will be voted FOR the nominees named below. If any nominee should become unavailable for election before the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the present Board of Directors may propose. The persons nominated for election have agreed to serve if elected, and the Board of Directors has no reason to believe that the nominees will be unable to serve.

Our Board of Directors proposes the election of the following nominees as Class I members of the Board of Directors:

Edward W. Gabrielson, M.D. and Lon E. Otremba

Our Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as a Class I director of the Company.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve, on a non-binding basis, the following resolution approving the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (commonly referred to as the “say-on-pay vote”):

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including disclosure under “Compensation Discussion and Analysis”, the accompanying compensation tables, and the related narrative disclosure contained in this proxy statement, is hereby APPROVED.”

Our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term stockholder value and to ensure that total compensation is fair, reasonable and competitive. Our compensation programs, with a balance of short-term incentives (including performance-based cash bonus awards), long-term incentives (including stock options and restricted stock awards that generally vest over four years), reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged read the discussion under “Executive Compensation” of this proxy statement and the related tables and narrative disclosure contained therein for a full description of our compensation programs for our named executive officers.

This vote is advisory only and nonbinding. The Board and the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate.

Vote Required and Board Recommendation

The non-binding advisory resolutions will be approved by our stockholders if the votes cast FOR the proposal exceeds the votes cast AGAINST the proposal.

Our Board of Directors unanimously recommends that you vote FOR approval of the advisory resolution approving the compensation of our named executive officers.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Act of 1934, as amended, provides that stockholders have the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently a company should seek advisory votes on the compensation of its named executive officers, such as Proposal 2 above. Stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation once every one year, every two years or every three years. Stockholders also may, if they desire, abstain from casting a vote on this proposal. Our Board of Directors recommends that stockholders vote to advise that we hold an advisory vote on executive compensation every three years, or a triennial voting frequency.

We believe that a triennial voting frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period. Requiring a vote on a more frequent basis could encourage a short-term view of compensation and business results. We also believe that a three-year timeframe provides a better opportunity to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote.

Vote Required and Board Recommendation

Stockholders may indicate the frequency with which they prefer we seek a stockholder advisory vote on the compensation of our named executive officers by selecting “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.” The frequency that receives the greatest number of votes (other than “ABSTAIN”) will be designated the stockholders’ preference as to the frequency of a stockholder advisory vote concerning the compensation of our named executive officers. Because this vote is advisory, it will not be binding upon our Board of Directors. However, our Board of Directors will consider the outcome of this stockholder vote in determining a voting frequency.

Our Board of Directors unanimously recommends that a stockholder advisory vote on the compensation of our named executive officers be held every 3 YEARS.

PROPOSAL 4

TO APPROVE THE SALE OF SERIES A CONVERTIBLE PREFERRED STOCK IN CONNECTION WITH THE APRIL 2013 REGISTERED DIRECT OFFERING, FOR THE RECEIPT OF ADDITIONAL GROSS PROCEEDS OF $1,656,000

Overview of Proposal

Our common stock is listed for trading on the NYSE MKT and, as a result, we must comply with the rules and regulations of that exchange as a condition of our continued listing. Section 712 of the NYSE Company Guide requires that a listed company, like Cardium Therapeutics, Inc., obtain stockholder approval in connection with a transaction, other than a public offering, involving (i) the sale, issuance, or potential issuance of common stock, or securities convertible into common stock equal to 20% or more of the listed company’s outstanding stock before the transaction, (ii) at a price per share that is less than the greater of book value or fair market value at the time of the transaction.

We are seeking approval of this Proposal 4 and accompanying Proposal 5 to complete a second closing under April 2013 registered direct offering, and sell an additional 1,656 shares of Series A Convertible Preferred Stock in exchange for gross proceeds of $1,656,000. The approval of accompanying Proposal 5 would also apply to the Preferred Stockholders. Accordingly, if Proposal 4 and 5 are approved, not only would the Company be enabled to receive the additional $1,656,000 in proceeds from the April 2013 financing, but the number of shares of common stock issuable to holders of Preferred Stock acquired in connection with the April 2013 registered direct offering would be subject to a downward share number adjustment as a result of the reverse stock split, and the conversion price under which Preferred Stock was convertible into common stock would be subject to an upward conversion price adjustment. In particular, the non-voting Preferred Stock, each share of which was purchased for $1,000.00, is currently convertible into 10,989 shares of voting common stock, at a conversion price of $0.091 per share, subject to adjustment as previously reported in connection with the April 2013 offering. If Proposals 4 and 5 and both approved, and the corresponding reverse stock split is effected in order to satisfy the second closing with gross proceeds to the Company of $1,656,000, each share of Preferred Stock acquired in connection with the April 2013 offering – including both the original Preferred Stock acquired on April 9, 2013 and newly-acquired shares – would only be convertible into 1/20th of those shares of common stock, or approximately 549 shares of common stock per $1,000 face value share of Preferred Stock, with the conversion price being 20-times higher at $1.82 per share, subject to adjustment.

The April 2013 registered direct offering

On April 4, 2013, we entered into a securities purchase agreement with an institutional investor pursuant to which we agreed to sell the investor 4,012 shares of Series A Convertible Preferred Stock, for gross proceeds of approximately $4.0 million, generally to be used for general corporate and working capital purposes. The securities were registered under our shelf registration statement on Form S-3.

The securities purchase agreement provided for the sale of Series A Convertible Preferred Stock in two closings. The first closing under the securities purchase agreement took place on April 9, 2013. At that closing we sold, and the investor purchased, 2,356 shares of Series A Convertible Preferred Stock for an aggregate purchase price, and receipt of gross proceeds, of $2,356,000.

The number of shares of common stock issuable upon conversion of the remaining 1,656 shares of Series A Convertible Preferred Stock would have exceeded 20% of our outstanding common stock at the time of the initial closing. In connection with the April 2013 Registered direct offering we entered into a Placement Agent Agreement dated April 4, 2013 with Ladenburg Thalmann, Inc. providing for payment of cash in the amount of 6.5% of the gross proceed from the offering as well as a warrant to purchase 881,758 shares of our common stock. The warrants expire August 27, 2015 and are exercisable at a price of $0.11375 subject to adjustment. Under Section 712 of NYSE MKT Company Guide, stockholder approval is required for any portion of the transaction which could require us to issue a number of shares of common stock equal to 20% of our outstanding common stock at a price less than the closing price on the day prior the date of the securities purchase agreement.

In addition, we do not currently have a sufficient number of shares of common stock authorized to reserve shares for conversion of the remaining 1,656 shares of Series A Convertible Preferred Stock. We currently have 200,000,000 shares of common stock authorized; and we have 129,562,061 shares of common stock outstanding and an additional 30,941,424 shares reserved for issuance under outstanding common stock equivalents, and another 25,890,110 shares reserved for issuance of common stock upon potential conversion of the 2,356 shares of Preferred Stock sold in the initial closing. Moreover, as discussed below in connection with Proposal 5, the price of our common stock on our listed exchange has recently been below the level that our listing exchange normally considers acceptable for exchange listed companies. Since a reverse stock split would not only tend to increase the price of our common stock immediately following the split, but would also effectively free up additional shares of authorized but unissued shares of common stock needed for potential conversion of the additional 1,656 shares of Series A Convertible Preferred Stock, the Company agreed with the purchaser of Preferred Stock under the April 2013 registered direct offering to seek stockholder approval of not only this Proposal 4, but also Proposal 5, pursuant to which the Board would be authorized to effect a reverse split of up to 20:1 in order to satisfy the terms of the securities purchase agreement and thereby obtain an additional $1,656,000 in gross proceeds from the offering.

Accordingly, the securities purchase agreement provided for the sale of the 4,012 shares of Series A Convertible Preferred Stock in two closings. At the initial closing, which took place on April 9, 2013 we sold 2,356 shares of Series A Convertible Preferred Stock to the investor in exchange for gross proceeds of $2,356,000. The second closing for the sale of the remaining 1,656 shares of Series A Preferred Stock, and our receipt of the gross proceeds of $1,656,000 is conditioned on out obtaining shareholder approval under this Proposal 4 as well as the reverse split discussed in Proposal 5 below.

Under the securities purchase agreement, we agreed to grant the investor certain other rights as well. We agreed to provide the investor with a right of participation in future financings for a period of 12 months following the second closing. That right allows the investor to purchase up to 50% of any offering, if any, in which we offer to issue common stock or common stock equivalents at less than the then current conversion price for the Series A Convertible Preferred Stock. In addition, we agreed not to engage in any sales of common stock or common stock equivalents for a period 60 days following the second closing or, if the second closing did not occur, for a period of 60 days following the 85th day after the first closing, which was on April 9, 2013. Finally, we agreed that except for a proposed 20:1 reverse stock split, for a period of one year following the initial closing we would not effect a change in our capital structure, including a forward split or reverse split of our common stock without the consent of the holders of the Series A Convertible Preferred Stock. These rights were granted in connection with the initial closing and stockholder approval will not impact these rights.

Terms of the Series A Convertible Preferred Stock

The following discussion summarized the key terms of the Series A Convertible Preferred Stock. For the complete terms of the shares of our Series A Convertible Preferred Stock, you should refer to the form of its Certificate of Designation filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 5, 2013.

Dividends

Each holder of a share of our Series A Convertible Preferred Stock will be entitled to receive dividends equal, on an as-if-converted to shares of our common stock basis, to and in the same form as dividends actually paid on shares of our common stock when, as, and if such dividends are paid on shares of our common stock. We have never paid dividends on shares of our common stock and we do not intend to do so for the foreseeable future.

Voting Rights

Except as required by law, holders of the shares of our Series A Convertible Preferred Stock will not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of our Series A Convertible Preferred Stock are outstanding, we cannot, without the affirmative vote of the holders of a majority of the then outstanding shares of our Series A Convertible Preferred Stock, (1) alter or change adversely the powers, preferences or rights given to the shares of our Series A Convertible Preferred Stock or alter or amend its certificate of designation, (2) authorize or create any class of shares ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the shares of our Series A Convertible Preferred Stock, (3) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of our Series A Convertible Preferred Stock, (4) increase the number of authorized shares of our Series A Convertible Preferred Stock, or (5) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding up of our Company, after payment or provision for payment of our debts and other liabilities and before any distribution or payment is made to the holders of our common stock or any junior securities, the holders of our Series A Convertible Preferred Stock will first be entitled to be paid an amount equal to $1,000 per share plus any other fees, liquidated damages or dividends then owing, before our remaining assets will be distributed among the holders of the other classes or series of shares of our capital stock in accordance with our Certificate of Incorporation.

Conversion

Subject to certain ownership limitations as described below, the shares of our Series A Convertible Preferred Stock are convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the shares of our Series A Convertible Preferred Stock (or $1,000) by a conversion price of $0.091 per share. Accordingly, each share of our Series A Convertible Preferred Stock is initially convertible into 10,989.01 shares of our common stock.

The conversion price is subject to adjustment in the case of share splits, share dividends, combinations of shares and similar recapitalization transaction. In addition, upon the first reverse stock split of the common stock that is effected by the Company while Series A Convertible Preferred Stock is outstanding the Conversion Price shall be reduced, and only reduced to an amount equal to 80% of the average of the volume weighted average price (“VWAP”) for our common stock for the 10 Trading Days immediately following the Reverse Stock Split Date, but not less than $0.05 per shares. In the event that we fail to effect a reverse stock split within 75 calendar days following the date of the initial sales of Series A Convertible Preferred Stock (the “Trigger Date”) then the Conversion Price shall be reduced, and only reduced, to 80% of the average of the VWAPs for the 10 Trading Days immediately following the Trigger Date, again subject to a floor of $0.05 per share. The Conversion Price is also subject to full ratchet anti-dilution price protection, in the event that we issue any common stock or common stock equivalents at a price less than the then effective conversion price. The anti-dilution protection terminates if during a 30 consecutive trading day period (i) the VWAP for our common stock each of any 25 trading days during such period exceeds $0.60 (subject to adjustment for forward and reverse stock splits and the like) and (ii) the daily dollar trading volume for each trading day during such period exceeds $2,000,000; provided, however, that in the event that the Company is not able to stockholder approval of this offering and a reverse split, upon any such dilutive issuance, the Conversion Price shall be reduced to equal 80% of the then current Conversion Price.

Forced Conversion

We have the right to force conversion of the Series A Preferred Stock into common stock; provided that (1) we have obtained shareholder approval of the offering and the reverse stock split, (2) during a period of 30 consecutive trading days the VWAP for each of any 25 trading days during period exceeds $0.60 (subject to adjustment for forward and reverse stock splits and the like) and the dollar trading volume for each trading day during such period exceeds $2,000,000 per Trading Day, and (3) we meet certain other “Equity Conditions”

described in the Certificate of Designations, including meeting covenants under the securities purchase agreement, having an effective registration statement or exemption for the resale of the shares, and maintaining the listing of our common stock on a national exchange. Any forced conversion is subject to the limitations on conversion discussed below.

Limitations on Conversion

A holder of our Series A Convertible Preferred Stock will not have the right to convert, and we will not have the right to force such holder to convert, any portion of its shares of our Series A Convertible Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number shares of our common stock outstanding immediately after giving effect to its conversion.

Issuance Limitations.

Unless and until the Company has obtained stockholder approval for the offering of the Series A Convertible Preferred Stock and a reverse stock split, then the Company shall not issue, upon conversion of the Series A Convertible Preferred Stock, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the original issue date of the Series A Convertible Preferred Stock and prior to such conversion date (i) in connection with any conversion of Series A Convertible Preferred Stock issued pursuant to the Purchase Agreement and (ii) in connection with the exercise of any warrants issued to any registered broker-dealer as a fee in connection with the issuance of the securities in the April 2013 registered direct offering, would exceed 25,899,624 shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like).

Negative Covenants

As long as any shares of Series A Convertible Preferred Stock are outstanding, unless the holders of more than two-thirds of thou outstanding Series A Convertible Preferred Stock approve, the Company shall not, and shall not permit any of the subsidiaries to, directly or indirectly (1) incur any indebtedness other than Permitted Indebtedness (as defined in the Certificate of Designations, (2) incur any liens other than Permitted Liens (as defined in the Certificate of Designations, (3) amend the Company’s certificate of incorporation in a manner that adversely affects the rights of any holder of Series A Convertible Preferred Stock, (4) repurchase or redeem shares of our outstanding common stock or common stock equivalents, (5) pay any dividends on our common stock, or (6) enter into any related party transactions, except for arm’s-length transactions that are expressly approved by a majority of the disinterested directors of the Board of Directors.

Expected Consequences if Stockholder Approval is Obtained

Assuming Proposals 4 and 5 are approved, the second closing under the securities purchase agreement could take place promptly following stockholder approvals, pursuant to which the Company will issue the remaining 1,656 shares of Preferred Stock as provided under the securities purchase agreement, and will received additional gross proceeds of $1,656,000. The stockholder approval will not impact the issuance of the shares of Series A Convertible Preferred Stock sold at the initial closing.

In addition, if both Proposals 4 and 5 are approved, the number of shares of common stock issuable to holders of Preferred Stock acquired in connection with the April 2013 registered direct offering – including both the Preferred Stock acquired on April 9, 2013 and newly-acquired Preferred Stock – would be subject to a downward share number adjustment for Preferred Stock as a result of the reverse stock split (decreasing from 10,989 shares of common per share of Preferred Stock converted, to 549 shares of common per share of Preferred Stock converted). The conversion price under which Preferred Stock was convertible into common stock would be subject to an upward conversion price adjustment (increasing from $0.091 per share of common to $1.82 per share of common), subject to adjustment as noted above.

The Series A Convertible Preferred Stock would not be listed for sale on any securities exchange or automated quotation system, but Series A Convertible Preferred Stock is convertible into common stock of the Company at the holder’s election, subject to a beneficial ownership limitation which restricts conversion to the extent that the holder together with its affiliates, would own more than 9.99% of our outstanding common stock.

The common stock underlying the Series A Convertible Preferred Stock would be expected to be listed on the Company’s exchange and could be sold by the holder. The issuance and sale of the underlying common stock would have a dilutive effect on our existing stockholder’s percentage voting power and economic interest and, consequently, could lead to a decrease in the market price of our common stock. In addition, since the conversion or exercise prices may be below the market price of our common stock, even if conversions or exercises do not take place, the existence of such rights could lead to a decrease in the market price of our common stock.

Expected Consequences if Stockholder Approval is Not Obtained

If either of Proposals 4 or 5 is not approved, we will encounter a number of potentially significant consequences:

•

Loss of $1,656,000 in sale proceeds. We will not be able to complete the sale of the remaining 1,656 shares of Series A Convertible Preferred Stock under the April 2013 registered direct offering, and will not receive the additional $1,656,000 in gross proceeds from that sale.

•

Need for additional financing. We will require additional capital to fund our operations. If we do not obtain the additional $1,656,000 from the second closing, we will have less time to the commercialization of our products and less opportunity to secure additional capital to finance our ongoing operations. We do not have arrangements for such additional capital in place at this time, and cannot provide any assurances regarding our ability to secure the additional financing required of the terms on which any future financing may be offered.

•

Possible liquidation. If we are unsuccessful in raising additional capital, we may be forced to substantially curtail or to terminate our operations. In any liquidation of the Company, the holders of the Series A Preferred Stock acquired in the April 2013 registered direct offering would be entitled to receive at least the first proceeds of any liquidation based on liquidation preferences, up to the full stated value of the Preferred Stock, which is currently $2,356,000.

•

Possible de-listing from NYSE MKT. Our trading exchange, the NYSE MKT, could initiate delisting proceedings because its extension of our compliance plan from March 31, 2013 to June 30, 2013 was based in essential part on our completing the first and second closings contemplated by the April 4, 2013 securities purchase agreement, and the receipt of the additional $1,656,000 in gross proceeds expected to be received from the second closing following stockholder approval. While our common stock could alternatively be listed and quoted for trading on the OTC market, an alternative regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities, and the company traded on the OTC prior listing on the predecessor of the NYSE MKT, failure to obtain the additional $1,656,000 in gross proceeds expected to be received from the second closing would also affect the Company’s liquidity.

•

Additional stockholder solicitations. Under the term of the securities purchase agreement, if Proposal 4 and Proposal 5 are not approved at the upcoming Annual Meeting of Stockholders, we will be obligated to re-solicit stockholder approval a second time, and incur additional costs in the solicitation, and to continue seeking stockholder approval each 45 days thereafter.

Additional Stockholder Solicitations: Company Will be Obligated to Call Special Meetings of Stockholders Every 45 Days If This Proposal 4 and Proposal 5 are Not Approved

Under the securities purchase agreement entered into in connection with the April 2013 financing, pursuant to which the Company is obligated to take all steps under its control to seek and obtain stockholder approval for this Proposal 4 and Proposal 5 in order to effect sale of the remaining portion of Preferred Stock to be acquired pursuant to the April 2013 registered direct offering – and to receive the corresponding gross proceeds of $1,656,000 – the Company is obligated to continue to submit this matter for approval of the stockholders at this Annual Meeting.

If either Proposal 4 or Proposal 5 is NOT approved at this Annual Meeting, the Company will thereafter be obligated to again undertake all steps under its control to seek and obtain stockholder approval for proposals essentially identical to this Proposal 4 and Proposal 5, by calling a Special Meeting of Stockholders every 45 days thereafter, and to continue doing so until the earlier of the approval of these proposals or such time as the Preferred Stock acquired in the April 2013 financing is no longer outstanding. Since the Company cannot necessarily force the conversion of the Preferred Stock into Common Stock, if Proposal 4 or Proposal 5 are not approved, the Company could effectively be forced to undergo the expense, effort and delays required to continue to conduct Special Meetings of Stockholders every 45 days unless and until they are approved.

In order to avoid this circumstance and other potential consequences if stockholder approval is not obtained as described below – and also in order to be able to receive additional gross proceeds of approximately $1,656,000 if stockholder approval is obtained – the Board of Directors considers the approval of Proposal 4 and Proposal 5 to be in the best interests of the Company and its stockholders.

Vote Required and Board Recommendation

The approval of this Proposal 4 requires the affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote at the meeting.

After careful consideration of all relevant factors, our Board of Directors determined that this Proposal to approve the sale of Series A Convertible Preferred Stock in connection with the April 2013 registered direct offering is in the best interests of the Company and its stockholders.

Our Board of Directors unanimously recommends that you vote FOR Proposal 4.

PROPOSAL 5

APPROVAL OF A REVERSE SPLIT TO EFFECT A REVERSE STOCK SPLIT IN A SPECIFIC RATIO RANGING FROM TWO-FOR-ONE (2:1) TO TWENTY-FOR-ONE (20:1), TO BE DETERMINED BY THE BOARD OF DIRECTORS AND EFFECTED, IF AT ALL, WITHIN ONE YEAR FROM THE DATE OF THE ANNUAL MEETING

The Board of Directors considers it to be in the best interests of the Company and its stockholders for the Board to have the flexibility to effect a reverse stock split, should that be determined to be necessary for the raising of additional funds pursuant to the April 2013 financing, maintenance of the Company’s listing on its current stock exchange, the NYSE MKT, or otherwise beneficial for the Company under prevailing market, investor and other considerations, as discussed in further detail below.

In connection with the proposed sale of the remaining 1,656 shares of Preferred Stock as provided under the securities purchase agreement in connection with the April 2013 registered direct offering, pursuant to which the Company would be entitled to receive additional gross proceeds of $1,656,000, which is the subject of Proposal 4, the investor, which is an institutional healthcare fund managed by Sabby Management LLC, the Company’s largest stockholder, made it a condition of their additional investment that the Company seek and obtain stockholder approval for a reverse stock split of 20:1.

If Proposal 4 and Proposal 5 are approved by stockholders, the Company would seek to complete the second closing of the April 2013 registered direct offering in order to receive the additional gross proceeds of $1,656,000 as agreed, and as considered important by both the Company and its listing exchange to support ongoing operations. The approval of this Proposal 5 would also apply to the Preferred Stockholders. Accordingly, if Proposal 4 and 5 are approved, not only would the Company be enabled to receive the additional $1,656,000 in proceeds from the April 2013 financing, but the number of shares of common stock issuable to holders of Preferred Stock acquired in connection with the April 2013 registered direct offering would be subject to a downward share number adjustment as a result of the reverse stock split, and the conversion price under which Preferred Stock was convertible into common stock would be subject to an upward conversion price adjustment. In particular, the non-voting Preferred Stock, each share of which was purchased for $1,000.00, is currently convertible into 10,989 shares of voting common stock, at a conversion price of $0.091 per share, subject to adjustment as previously reported in connection with the April 2013 offering. If Proposals 4 and 5 and both approved, and the corresponding reverse stock split is effected in order to satisfy the second closing with gross proceeds to the Company of $1,656,000, each share of Preferred Stock acquired in connection with the April 2013 offering – including both the original Preferred Stock acquired on April 9, 2013 and newly-acquired shares – would only be convertible into 1/20th of those shares of common stock, or approximately 549 shares of common stock per $1,000 face value share of Preferred Stock, with the conversion price being 20-times higher at $1.82 per share, subject to adjustment.

Additional Stockholder Solicitations: Company Will be Obligated to Call Special Meetings of Stockholders Every 45 Days If This Proposal 5 and Proposal 4 are Not Approved

Under the securities purchase agreement entered into in connection with the April 2013 financing, pursuant to which the Company is obligated to take all steps under its control to seek and obtain stockholder approval for this Proposal 4 and Proposal 5 in order to effect sale of the remaining portion of Preferred Stock to be acquired pursuant to the April 2013 registered direct offering – and to receive the corresponding gross proceeds of $1,656,000 – the Company is obligated to continue to submit this matter for approval of the stockholders at this Annual Meeting of Stockholders.

If either Proposal 4 or Proposal 5 is NOT approved at this Annual Meeting of Stockholders, the Company will thereafter be obligated to again undertake all steps under its control to seek and obtain stockholder approval for proposals essentially identical to this Proposal 4 and Proposal 5, by calling a Special Meeting of Stockholders every 45 days thereafter, and to continue doing so until the earlier of the approval of these proposals or such time as the Preferred Stock acquired in the April 2013 financing is no longer outstanding. Since the Company cannot necessarily force the conversion of the Preferred Stock into Common Stock, if Proposal 4 or Proposal 5 are not approved, the Company could effectively be forced to undergo the expense, effort and delays required to continue to conduct Special Meetings of Stockholders every 45 days unless and until they are approved.

In order to avoid this circumstance and other potential consequences if stockholder approval is not obtained as described below – and also in order to be able to receive additional gross proceeds of approximately $1,656,000 if stockholder approval is obtained – the Board of Directors considers the approval of Proposal 4 and Proposal 5 to be in the best interests of the Company and its stockholders.

Purpose of Providing the Board with the Ability to Effect a Reverse Stock Split

Our Board is seeking authority to be able to effect a reverse split of our common stock with the primary intent of increasing the price of our common stock. In particular, many institutional investors cannot or do not regularly invest in common stock that is priced at less the $1.00 per share.

In connection with the proposed sale of the remaining 1,656 shares of Preferred Stock as provided under the securities purchase agreement in connection with the April 2013 registered direct offering, pursuant to which the Company would be entitled to receive additional gross proceeds of $1,656,000, the investor, which is an institutional healthcare fund managed by Sabby Management LLC, the Company’s largest stockholder, made it a condition of their additional investment that the Company seek and obtain stockholder approval for a reverse stock split of 20:1. Accordingly, if Proposal 4 IS approved, but this Proposal 5 is NOT approved, thereby preventing the Board from effecting the necessary stock split, then the Company would not be entitled to receive the additional investment and gross proceeds of $1,656,000, which was deemed necessary to the Company’s ongoing liquidity and compliance with the rules of the Company’s listing exchange, the NYSE MKT. Failure to approve this proposal would therefore be expected to impair liquidity and lead to the exchange initiating de-listing proceedings.

In connection with the reverse split we do not intend to change the number of shares of common stock authorized. The reverse split would therefore have the effect of creating additional authorized but unissued common stock which can be used to meet the Company’s future strategic and operating needs. To the extent that the Company did not have sufficient liquidity to support ongoing operations, failure to effect the reverse split could force the Company to monetize or liquidate assets in order to raise needed capital. As a holder of Preferred Stock which carries with it liquidation preferences, the investor that acquired Preferred Stock in the April 2013 registered direct offering would be entitled to first receive the value of their Preferred Stock, which was $2,356,000 in the event of any liquidation, prior to any distributions to holders of common stock.

Expected Consequences if Stockholder Approval is Obtained

If Proposals 4 and 5 are approved, the Company be enabled to receive the additional $1,656,000 in proceeds from the April 2013 financing, subject to certain closing conditions.

In addition, the number of shares of common stock issuable to holders of Preferred Stock acquired in connection with the April 2013 registered direct offering – including both the Preferred Stock acquired on April 9, 2013 and newly-acquired Preferred Stock – would be subject to a downward share number adjustment for Preferred Stock as a result of the reverse stock split (decreasing from 10,989 shares of common per share of Preferred Stock converted, to 549 shares of common per share of Preferred Stock converted). The conversion price under which Preferred Stock was convertible into common stock would be subject to an upward conversion price adjustment (increasing from $0.091 per share of common to $1.82 per share of common), subject to adjustment as noted above.

Additionally, and beyond the impact on the receipt of the remaining proceeds under the April 2013 financing, a number of exchanges such as the NASDAQ Capital Market actually require that issuers common stock have a minimum bid price of $1.00 per share. While the Company’s current exchange, the NYSE MKT, does not provide such a bright line minimum price standard, it does provide under Section 1003(f)(v) of its Company Guide that the Exchange can consider suspending dealings or removal from listings in the case of a common stock selling for a substantial period of time at a low price per share, if the issuer shall fail to effect a reverse split of such shares within a reasonable time after being notified that the Exchange deems such action to be appropriate under all the circumstances. It is the Company’s understanding from historical actions taken by our Exchange that the scrutiny of the Exchange, and the likelihood of a determination that a timely reverse split will be deemed appropriate, increases as the average price of the common stock is below $0.20. The reverse split is expected to increase the trading price of our common stock, and improve our ability to meet the exchanges continued listing requirements. Since our ability to effect such a split requires the approval of stockholders, our Board believes it would be in the best interest of our stockholders to enable the Company to timely and effectively address such a potential determination.

If the NYSE MKT were to make such a determination and we were unable to timely comply with the exchange’s continued listing standards, including its minimum trading price requirements, our common stock could be suspended from trading on and/or delisted from the exchange. The delisting of our common stock from the exchange could reduce the trading volume and liquidity in our common stock, could lead to decreases in the trading price of our common stock, could materially impair our stockholders’ ability to buy and sell shares of our common stock, and could significantly impair our ability to raise capital, which is critical to the continuation of our business.

Our Board further believes that, in addition to increasing the price of our common stock, the reverse stock split would also reduce certain of our costs, such as exchange listing fees, and can make our common stock more attractive to and tradable by a broader range of institutional investors, professional investors and other members of the investing public, many of whom have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Expected Consequences if Stockholder Approval is Not Obtained

If either of Proposals 4 or 5 is not approved, then the Company would be expected to be subject to a number of potentially negative outcomes as described herein, including the following:

•

Loss of $1,656,000 in sale proceeds. We will not be able to complete the sale of the remaining 1,656 shares of Series A Convertible Preferred Stock under the April 2013 Registered Direct Offering, and will not receive the additional $1,656,000 in gross proceeds from that sale.

•

Need for additional financing. We will require additional capital to fund our operations. If we do not obtain the additional $1,656,000 from the second closing, we will have less time to the commercialization of our products and less opportunity to secure additional capital to finance our ongoing operations. We do not have arrangements for such additional capital in place at this time, and cannot provide any assurances regarding our ability to secure the additional financing required of the terms on which any future financing may be offered.

•

Possible liquidation. If we are unsuccessful in raising additional capital, we may be forced to substantially curtail or to terminate our operations. In any liquidation of the Company, the holders of the Series A Preferred Stock acquired in the April 2013 registered direct offering would be entitled to receive at least the first proceeds of any liquidation based on liquidation preferences, up to the full stated value of the Preferred Stock, which is currently $2,356,000.

•

Possible de-listing from NYSE MKT. Our trading exchange, the NYSE MKT, could initiate delisting proceedings because its extension of our compliance plan from March 31, 2013 to June 30, 2013 was based in essential part on our completing the first and second closings contemplated by the April 4, 2013 securities purchase agreement, and the receipt of the additional $1,656,000 in gross proceeds expected to be received from the second closing following stockholder approval. While our common stock could alternatively be listed and quoted for trading on the OTC market, an alternative regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities, and the company traded on the OTC prior listing on the predecessor of the NYSE MKT, failure to obtain the additional $1,656,000 in gross proceeds expected to be received from the second closing would also affect the company’s liquidity.

In addition, if either of Proposals 4 and 5 is not approved, and Proposal 6 is also not approved, then the Company would be expected to be subject to a number of additional potentially negative outcomes as described herein, including the following:

•

Loss of $1,656,000 in sale proceeds. We will not be able to complete the sale of the remaining 1,656 shares of Series A Convertible Preferred Stock under the April 2013 Registered Direct Offering, and will not receive the additional $1,656,000 in gross proceeds from that sale.

•

Need for additional financing. We will require additional capital to fund our operations. If we do not obtain the additional $1,656,000 from the second closing, we will have less time to the commercialization of our products and less opportunity to secure additional capital to finance our ongoing operations. We do not have arrangements for such additional capital in place at this time, and cannot provide any assurances regarding our ability to secure the additional financing required of the terms on which any future financing may be offered.

•

Possible disposition of key assets. If we cannot receive the remaining funds committed under the April 2013 financing (which requires approval of Proposals 4 and 5) – and also cannot raise other funds through sales of equity (which requires the alternative approval of Proposal 6) – then we would likely need to dispose of key assets in an effort to maintain liquidity, which would be uncertain.

•

Possible liquidation. If we are unsuccessful in raising additional capital, we may be forced to substantially curtail or to terminate our operations. In any liquidation of the Company, the holders of the Series A Preferred Stock acquired in the April 2013 registered direct offering would be entitled to receive at least the first proceeds of any liquidation based on liquidation preferences, up to the full stated value of the Preferred Stock, which is currently $2,356,000.

•

Possible de-listing from NYSE MKT. Our trading exchange, the NYSE MKT, could initiate delisting proceedings because its extension of our compliance plan from March 31, 2013 to June 30, 2013 was based in essential part on our completing the first and second closings contemplated by the April 4, 2013 securities purchase agreement, and the receipt of the additional $1,656,000 in gross proceeds expected to be received from the second closing following stockholder approval. While our common stock could alternatively be listed and quoted for trading on the OTC market, an alternative regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities, and the company traded on the OTC prior listing on the predecessor of the NYSE MKT, failure to obtain the additional $1,656,000 in gross proceeds expected to be received from the second closing would also affect the company’s liquidity.

Accordingly, our Board has determined that an amendment to our Amended and Restated Certificate of Incorporation to enable the Board to effect a reverse stock split is considered to be in the best interests of our stockholders.

Reverse Stock Split

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business (including the market’s perception of and reaction to a proposal for or the implementation of a reverse stock split) may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future.

Our Board is therefore submitting for stockholder approval this proposal to authorize the Board to file an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio that is not less than 2:1 nor greater than 20:1, with the determination as to whether to file the amendment and the final ratio to be selected by our Board in its discretion, if at all, within one year following stockholder approval. Pursuant to the law of our state of incorporation, Delaware, our Board must adopt any amendment to our Amended and Restated Certificate of Incorporation, declare its advisability and submit the amendment to stockholders for their approval. The affirmative vote of the holders of a majority of the Company’s outstanding shares of common stock is required to approve the reverse stock split.

In the event that Proposal 4 is also approved by stockholders, then the Board would be expected to enact a 20:1 reverse split in order to effectuate the intent of Proposal 4 in accordance with the proposal itself and the corresponding interest in closing the second financing under the April 2013 registered direct offering, as well as the securities purchase agreement; in which case the Company could receive the additional investment and gross proceeds of $1,656,000, and meet its obligations to comply with its exchange compliance plan as approved by the NYSE MKT on April 4, 2013.

The form of the proposed amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split – which the Board may or may not determine in its discretion to file – is attached to this Proxy Statement as Annex B. Within one year following stockholder approval, our Board, in its discretion, could elect to effect any one (but not more than one) of the reverse split ratios in that range, or none of them if our Board determines in its discretion not to proceed with the reverse stock split. We believe that the authorization of the Board to act and the availability of alternative reverse split ratios will provide the Company with the flexibility to implement the reverse stock split, if at all, in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining which reverse stock split ratio to implement, if any, following the receipt of stockholder approval, our Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

•	our ability to continue our listing on the NYSE MKT, which is our current exchange, or an alternative exchange;

•	our commitments under the securities purchase agreement for our April 2013, registered direct offering.

•	which of the alternative reverse split ratios would result in the greatest overall reduction in our administrative costs; and

•	prevailing general market and economic conditions.

To avoid the existence of fractional shares of our common stock, stockholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all Old Certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable.

As of April 12, 2013, we had 129,562,061 shares of common stock issued and outstanding; and another 56,831,534 shares of common stock reserved for issuance pursuant to existing stock options, warrants and convertible preferred stock. Based on the number of shares of common stock currently issued and outstanding, immediately following the completion of the reverse stock split, and, for illustrative purposes only, assuming a 20:1 reverse stock split, we would have approximately 6,478,103 shares of common stock issued and outstanding, and another 2,841,576 shares of common stock reserved for issuance pursuant to existing stock options, warrants and convertible preferred stock (without giving effect to the treatment of fractional shares). The actual number of shares outstanding after giving effect to the reverse stock split will depend on the reverse split ratio that is ultimately selected by our Board of Directors. We do not expect the reverse stock split itself to have any economic effect on our stockholders, debt holders or holders of options or restricted stock, except to the extent the reverse stock split will result in fractional shares as discussed below.

Effects of the Potential Reverse Stock Split

General

If the Board is authorized to effect a reverse stock split, and it actually implemented by the Board in its discretion within one year following approval, the principal effect would be to proportionately decrease the number of outstanding shares of our common stock based on the reverse stock split ratio selected by our Board. Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split would not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the Exchange. Following the reverse stock split and absent other changes, our common stock would continue to be listed on the Exchange under the symbol “CXM,” although it would be considered a new listing with a new CUSIP number.

Proportionate voting rights and other rights of the holders of our common stock would not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the reverse stock split. The number of stockholders of record would not be affected by the reverse stock split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board believes, however, that these potential adverse effects are outweighed by the potential benefits of the reverse stock split.

Effectiveness of Reverse Stock Split

If the authority to effect a reverse stock split is approved by our stockholders – and if the Board subsequently determines to effect such a reverse stock split – it would become effective upon the filing and effectiveness (the “Effective Time”) of the Proposal 5 Certificate of Amendment with the Delaware Secretary of State. Our Board must use one of the approved ratios to effect such a split, or it can choose not to do a reverse stock split at all. In connection with the securities purchase agreement for our April 2013 registered direct offering, we agreed to affect the reverse split on or before June 23, 2013. However, the exact timing of the filing of the Proposal 5 Certificate of Amendment will be determined by our Board based on its evaluation as to when such action will be the most advantageous to our Company and our stockholders, and our Board will have discretion, for up to twelve months following stockholder approval, as to when to file the Proposal 5 Certificate of Amendment with the Delaware Secretary of State. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Proposal 5 Certificate of Amendment, our Board, in its sole discretion, determines that it is no longer in our Company’s best interests and the best interests of our stockholders to proceed with the reverse stock split.

Effect on the Company’s Stock Plans

As of April 12, 2013, we had approximately 3,170,000 shares subject to outstanding awards under our 2005 Equity Incentive Plan (the “Plan”). Under our Plan, our Board or the Compensation Committee of our Board has

sole discretion to determine the appropriate adjustment to the awards granted under our Plan in the event of a stock split. Should the reverse stock split be effected, our Board has approved proportionate adjustments to the number of shares outstanding and available for issuance under our Plan and proportionate adjustments to the exercise price, grant price or purchase price and other appropriate terms relating to any award under the Plan. Our Board or the Compensation Committee of our Board will determine the treatment of fractional shares subject to stock options and unvested restricted stock under the Plan.

Accordingly, if the reverse stock split is approved by our stockholders, upon the filing of the Proposal 5 Certificate of Amendment with the Delaware Secretary of State, the number of all outstanding equity awards, the number of shares available for issuance and the exercise price, grant price or purchase price and other appropriate terms relating to any award under the Stock Plans will be proportionately adjusted using the split ratio selected by our Board (subject to the treatment of fractional shares to be determined by our Board or the Compensation Committee of our Board). For example, if a 20:1 reverse stock split is effected, the 2,491,169 shares that remain available for issuance under the Plan as of April 12, 2013, would be adjusted to 124,558 shares, subject to increase as and when awards made under the Plan expire or are forfeited and are returned per the terms of the Plan. In addition, the exercise price per share under each stock option would be increased by 20 times, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same. For illustrative purposes only, an outstanding stock option for 3,000 shares of common stock, exercisable at $1.00 per share, would be adjusted as a result of a 20:1 reverse split ratio into an option exercisable for 150 shares of common stock at an exercise price of $20.00 per share. Our Board has also authorized the Company to effect any other changes necessary, desirable or appropriate to give effect to the reverse stock split, including any applicable technical, conforming changes to the Plan.

Effect on Authorized but Unissued Shares of Common Stock and Preferred Stock

Currently, we are authorized to issue up to a total of 240,000,000 shares, comprising 200,000,000 shares of common stock, of which 129,562,061 shares were issued and outstanding as of April 12, 2013, and 40,000,000 shares of preferred stock, of which 2,356 shares were issued and outstanding as of April 12, 2013. We do not currently intend to reduce the number of authorized shares of our common stock or preferred stock as a result of the reverse stock split. As a result, the reverse split would increase the number of shares of our authorized but unissued common stock. For illustrative purposes only, after a 20:1 reverse split we would have approximately 6,478,103 shares of common stock issued and outstanding, and another 2,841,576 shares of common stock reserved for issuance pursuant to existing stock options, warrants and convertible preferred stock (without giving effect to the treatment of fractional shares), and would have approximately 190,700,000 million as authorized but unissued and uncommitted shares.

Effect on Par Value

The proposed amendment to our Amended and Restated Certificate of Incorporation will not affect the par value of our common stock, which will remain at $0.0001, or the par value of our preferred stock, which will remain at $0.0001.

Reduction In Stated Capital

As a result of the reverse stock split, upon the Effective Time, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Book-Entry Shares

If the reverse stock split is effected, stockholders who hold uncertificated shares (i.e. shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent through a direct registration system (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split.

Stockholders who hold uncertificated shares as direct owners will be sent a transmittal letter by our transfer agent and will need to return a properly completed and duly executed transmittal letter in order to receive the electronic adjustment to give effect to the reverse stock split and in order to receive any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Exchange of Stock Certificates

If the reverse stock split is effected, stockholders holding certificated shares (i.e. shares represented by one or more physical stock certificates) would be required to exchange their Old Certificate(s) for New Certificate(s) representing the appropriate number of shares of our common stock resulting from the reverse stock split. Stockholders of record upon the Effective Time would be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent. Stockholders would not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the Effective Time, our transfer agent would send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for New Certificate(s). Pursuant to applicable rules of the NYSE MKT, your Old Certificate(s) representing pre-split shares cannot be used for either transfers or deliveries made on the Exchange; thus, you must exchange your Old Certificate(s) for New Certificate(s) in order to effect transfers or deliveries of your shares on the exchange.

You should not send Old Certificates now. You would send them only if the Board determines to implement the reverse split, and after your receive the letter of transmittal from our Transfer Agent. As soon as practicable after the surrender to the transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Certificate(s) had been issued a New Certificate registered in the name of such person. Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the Effective Time to represent the number of full shares of our common stock resulting from the reverse stock split. Until stockholders have returned their properly completed and duly executed transmittal letter and surrendered their Old Certificate(s) for exchange, stockholders will not be entitled to receive any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse stock split. Therefore, we do not expect to issue certificates representing fractional shares. Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by our Board will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all Old Certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. The Company will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with our transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this Proposal 5, and we will not independently provide our stockholders with any such rights.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to (i) holders of our common stock that hold such stock as a capital asset for federal income tax purposes and (ii) to us. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion does not address all aspects of federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of shares of our common stock who is not a U.S. Holder.

U.S. Holders

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period (i.e. acquired date) in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder who receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the Effective Time.

Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split in the case of certain U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Non-U.S. Holders generally should be subject to tax in the manner described above under “U.S. Holders,” except that any capital gain realized by a Non-U.S. Holder as a result of receiving cash in lieu of a fractional share of our common stock generally should not be subject to U.S. federal income or withholding tax unless:

•

the Non-U.S. Holder is an individual who holds our common stock as a capital asset, is present in the U.S. for 183 days or more during the taxable year of the reverse stock split and meets certain other conditions;

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if certain income tax treaties apply, is attributable to a Non-U.S. Holder’s permanent establishment in the U.S.); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the Effective Time, or the period that the Non-U.S. Holder held the shares of our common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation.

Individual Non-U.S. Holders who are subject to U.S. federal income tax because they are present in the United States for 183 days or more during the year of the reverse stock split will be taxed on their gain (including gain from the sale of shares of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such other rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to U.S. federal income tax with respect to gain recognized as a result of receiving cash in lieu of a fractional share of common stock generally will be taxed on such gain in the same manner as if they were U.S. Holders and, in the case of foreign corporations, may be subject to an additional branch profits tax at a 30% rate or such other rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a Non-U.S. Holder pursuant to the reverse stock split if the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor the transfer agent has actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a Non-U.S. Holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the Company’s outstanding shares of common stock is required to approve Proposal 5.

Our Board of Directors unanimously recommends that you vote FOR Proposal 5.

PROPOSAL 6

TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION – WHICH AMENDMENT WOULD ONLY BE ENTERED IN THE EVENT THAT PROPOSAL _ RELATED TO THE REVERSE STOCK SPLIT IS NOT APPROVED – AND WHICH WOULD INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY FROM 200,000,000 TO 400,000,000.

General

Our Board of Directors unanimously approved and recommended for adoption by the stockholders the Amendment to the Amended and Restated Articles of Incorporation of the Company, whereby the first paragraph of Article IV of the Amended and Restated Articles of Incorporation would be amended and restated to read in its entirety as follows*:

“The total number of shares of stock of this Corporation shall have authority to issue is [Two] Four Hundred Forty Million [(240,000,000)] (440,000,000), divided into [Two] Four Hundred Million [(200,000,000)] 400,000,000 shares of common stock, $0.0001 par value, and Forty Million (40,000,000) shares of Preferred Stock, $0.0001 par value. There shall be only one (1) class of Common Stock and all holders of Common Stock issued by this corporation shall have equal voting rights per share of Common Stock.”

Conditional Proposal – any approval under this Proposal 6 will be effective ONLY if Proposal 5 related to the reverse stock split is NOT approved. This Proposal 6 is being submitted for approval in order to avoid a situation in which the Company would have no available authorized but unissued common stock necessary to support financing needs and liquidity.

This proposal is to approve the amendment to the Company’s Certificate of Incorporation – if and only if Proposal 5 related to the reverse stock split is NOT approved – in order to provide an alternative means for the Company to have authorized but unissued shares of common stock deemed necessary to support the Company’s future fundraising and liquidity requirements. The Company does not have any current arrangements or understandings to issue additional authorized but unissued shares other than the agreement related to the April 2013 registered direct offering which is the subject of Proposals 4 and 5, and this Proposal 6 would not be entered if Proposal 5 is approved. But if Proposals 4 and 5 are not approved, the Company would plan to seek additional financings as needed to support its ongoing operations. The amendment would NOT be entered if Proposal 5 related to the reverse stock split is approved by stockholders. The amendment does not approve any issuance of shares of common stock, and no stockholder approval for such issuances is required or being sought.

If Proposal 5 related to the reverse stock split is NOT approved, and this Proposal 6 IS approved, the proposed amendment to increase the number of authorized shares would become effective upon filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. The additional 200,000,000 shares of authorized common stock would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding.

Background and Reasons for the Proposed Amendment

We currently have 200,000,000 shares of common stock authorized; and we have 129,562,061 shares of common stock outstanding and an additional 30,941,424 shares reserved for issuance under outstanding common stock equivalents, and another 25,890,110 shares reserved for issuance of common stock upon potential conversion of the 2,356 shares of Series A Convertible Preferred Stock sold in the initial closing under our April 2013 registered direct offering, for a total of 186,393595 shares committed. We agreed with the investor under the securities purchase agreement of our April 2013 registered direct offering to seek stockholder approval for the remaining portion of the offering of the Series A Convertible Preferred Stock that exceeded 20% of our outstanding common stock, which is the subject of Proposal 4, as well as a reverse split of our outstanding common stock, which is the subject of Proposal 5.

(*	New language is indicated by underlining, and language to be deleted is bracketed).

The second closing under the securities purchase agreement is to take place promptly following stockholder approval of Proposals 4 and 5. The outcomes of Proposal 4 and Proposal 5 will not impact the issuance of the shares of Series A Convertible Preferred Stock at the initial closing of the April 2013 financing, which closed on April 9, 2013.

However, if we do not obtain stockholder approval of Proposals 4 and 5, we will not be able to complete the sale of the remaining 1,656 shares of Series A Convertible Preferred Stock which the investor committed to purchase under the April 2013 securities purchase agreement, in which case the Company would not receive the additional $1,656,000 in gross proceeds from the transaction.

In addition, if we do not obtain stockholder approval of Proposal 5 with respect to the reverse split, we may not have sufficient shares of common stock available to satisfy potential conversions of Series A Convertible Preferred Stock acquired in the April 2013 registered direct offering in the event of certain price adjustments to the Series A Convertible Preferred Stock conversion rate. For instance, if Proposal 5 to effect the reverse stock split was not approved, and the 10-day VWAP for the period immediately following the 75th day from the April 9, 2013 closing date was $0.05, the Company would need to reserve an additional 21,229,890 shares of common stock for potential conversions of the 2,356 shares of Series A Convertible Preferred Stock purchased at the initial closing; but it would only have approximately 13,605,591 available, leaving a shortfall of approximately 7,694,278 shares. As a result, 385 shares of Series A Convertible Preferred Stock sold in April 2013 for approximately $385,000, would not have corresponding common stock reservable for issuance – unless stockholders approved Proposal 5 to authorized the reverse stock split, or this Proposal 6 to alternatively increase the number of authorized shares.

The Company is required to undertake all steps under its control to deliver such shares, including seeking a stockholder vote if necessary to increase the number of authorized shares available for issuance. The Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock issued in connection with the April 2013 registered direct offering provides for substantial liquidated damages for a failure by the Company to take all steps under its control to deliver common stock upon conversion of the Series A Convertible Preferred Stock. Such liquidated damages begin at $50 per trading day for each 5 shares of Preferred Stock, or $3,850 per day for all 385 shares of Preferred stock for which common stock was not reservable; increasing on the third trading day to $100 per trading day for each 5 shares of Preferred Stock, or $7,700 per day for all 385 shares of Preferred stock; increasing on the sixth trading day to $200 per trading day for each 5 shares of Preferred Stock, or $15,400 per day for all 2,356 shares of Preferred stock.

Furthermore, if we do not obtain approval of Proposals 4 and 5 and complete the sale of the remaining 1,656 shares of Series A Convertible Preferred Stock in exchange for the additional $1,656,000 in gross proceeds, the NYSE MKT could initiate delisting proceedings because its extension of our compliance plan from March 31, 2013 to June 30, 2013 was based in essential part on our completing the initial and second closings contemplated by the April 2013 registered direct offering, which was designed to generate approximately $4.0 million in gross proceeds. If we do complete the second closing and receive the additional $1,656,000, we would need to be able to promptly demonstrate to the exchange that we could raise alternative funds in order to support the ongoing liquidity of the Company. Since we cannot raise debt pursuant to the terms of the April 2013 registered direct offering, such funds would depend on our ability to raise equity. However, without having additional shares of authorized stock available for raising additional paid-in equity, we would not be able to provide the exchange with credible plans for additional fundraising, and expect that the exchange would initiate de-listing proceedings.

In addition, although the Company could be listed for trading on an over-the-counter quotation service such OTC market, our inability to raise additional equity if stockholders failed to approve this Proposal 6 would be expected to leave the Company without a source of needed funds to maintain operations. In the event the Company was forced to liquidation as a result of insufficient funds to maintain operations, the liquidation preferences associated with the Company’s outstanding Series A Convertible Preferred Stock would effectively provide that the $2,356,000 in value of the outstanding Preferred Stock would be entitled to receive such amounts in preference to and before other funds, if any, were made available to holders of the Company’s common stock.

For these and other reasons, the Board has determined that the approval of this Proposal 6 is considered to be in the best interests of the Company and its stockholders.

Potential Consequences if Stockholder Approval is Obtained

This Proposal does not increase the number of outstanding shares of the Company’s common stock, but would allow the Company to maintain sufficient shares of common stock to satisfy potential conversions of certain shares of Preferred Stock already issued, as well as to potentially maintain the listing of its common stock on the NYSE MKT by having access to necessary shares that may be needed to maintain the Company’s operations and liquidity requirements going forward. The potential future issuances and sales of shares of our Common Stock would likely have a dilutive effect on a stockholder’s percentage voting power and, consequently, could lead to a decrease in the market price of our Common Stock.

Expected Consequences if Stockholder Approval is Not Obtained

If Proposals 4 and 5 were approved, then this Proposal 6 would have no effect – whether it was approved or not. However, if Proposals 4 and 5 are not approved, and this Proposal 6 is also not approved, then the Company would be expected to be subject to a number of potential negative outcomes as described herein, including the following:

•

Loss of $1,656,000 in sale proceeds. We will not be able to complete the sale of the remaining 1,656 shares of Series A Convertible Preferred Stock under the April 2013 Registered Direct Offering, and will not receive the additional $1,656,000 in gross proceeds from that sale.

•

Need for additional financing. We will require additional capital to fund our operations. If we do not obtain the additional $1,656,000 from the second closing, we will have less time to the commercialization of our products and less opportunity to secure additional capital to finance our ongoing operations. We do not have arrangements for such additional capital in place at this time, and cannot provide any assurances regarding our ability to secure the additional financing required of the terms on which any future financing may be offered.

•

Possible disposition of key assets. If we cannot receive the remaining funds committed under the April 2013 financing (which requires approval of Proposals 4 and 5) – and also cannot raise other funds through sales of equity (which requires the alternative approval of Proposal 6) – then we would likely need to dispose of key assets in an effort to maintain liquidity, which would be uncertain.

•

Possible liquidation. If we are unsuccessful in raising additional capital, we may be forced to substantially curtail or to terminate our operations. In any liquidation of the Company, the holders of the Series A Preferred Stock acquired in the April 2013 registered direct offering would be entitled to receive at least the first proceeds of any liquidation based on liquidation preferences, up to the full stated value of the Preferred Stock, which is currently $2,356,000.

•

Possible de-listing from NYSE MKT. Our trading exchange, the NYSE MKT, could initiate delisting proceedings because its extension of our compliance plan from March 31, 2013 to June 30, 2013 was based in essential part on our completing the first and second closings contemplated by the April 4, 2013 securities purchase agreement, and the receipt of the additional $1,656,000 in gross proceeds expected to be received from the second closing following stockholder approval. While our common stock could alternatively be listed and quoted for trading on the OTC market, an alternative regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities, and the company traded on the OTC prior listing on the predecessor of the NYSE MKT, failure to obtain the additional $1,656,000 in gross proceeds expected to be received from the second closing would also affect the company’s liquidity.

Vote Required and Board Recommendation

The passage of this Proposal 6 requires the affirmative vote of a majority of our outstanding shares.

After careful consideration of all relevant factors, our Board determined that this Proposal to increase our authorized Common Stock and capital stock is in the best interests of the Company and its stockholders. Our Board recommends a vote FOR this Proposal.

Our Board of Directors unanimously recommends that you vote FOR Proposal 6.

PROPOSAL 7

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2012 was Marcum LLP. The Audit Committee of the Board of Directors has selected and approved Marcum LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Representatives of Marcum LLP are not expected to be present at the Annual Meeting.

Audit Fees

The aggregate fees billed to the Company by Marcum LLP for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and other services normally provided in connection with our statutory and regulatory filings during each of the last two fiscal years ended December 31, were:

2012	$211,100
2011	$172,300

Audit-Related Fees

There were no fees billed to the Company by Marcum LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements, and not included under “Audit Fees” above, during the fiscal years ended December 31, 2012 and December 31, 2011.

Tax Fees

There were no fees billed to the Company by Marcum LLP for professional services for tax compliance, tax advice or tax planning during the fiscal years ended December 31, 2012 and December 31, 2011.

All Other Fees

There were no other fees billed to the Company by Marcum LLP for products and services, other than those described above, provided during the fiscal years ended December 31, 2012 and December 31, 2011.

Pre-Approval Policies and Procedures

Committee Pre-Approval. On January 18, 2006, the Audit Committee approved certain pre-approval policies and procedures contained in its charter. Under these policies and procedures, the Audit Committee must approve in advance all auditing services and all permissible non-audit services to be provided by our independent registered public accounting firm. If the Audit Committee approves an audit service within the scope of the engagement of our independent registered public accounting firm, such audit service will be deemed to have been pre-approved.

Pre-Approval Exceptions. Notwithstanding the Audit Committee pre-approval policies described above, pre-approval is not required for permissible non-audit services if (i) the aggregate amount of all such non-audit services provided to the Company is not more than 5% of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Company at the time of engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee and approved before completion of the audit by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee.

Delegation of Pre-Approval Authority. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the pre-approvals of audit and permissible non-audit services described above. The decision of any member of the Audit Committee to whom such authority is delegated shall be presented to the full Audit Committee at its next scheduled meeting. On May 9, 2006, the Audit Committee delegated the authority to grant the pre-approvals of audit and permissible non-audit services to the Chairman of the Audit Committee.

Effect of Ratification

Ratification by stockholders of the selection of Marcum LLP as our independent registered public accounting firm is not required by applicable law. However, as a matter of policy and sound corporate governance, we are submitting the selection to our stockholders for ratification at the Annual Meeting. If the stockholders fail to ratify the selection of Marcum LLP, the Board of Directors will reconsider the matter. Even if the selection is ratified by stockholders, the Board of Directors may select a different firm to serve as our independent registered public accounting firm at any time during the fiscal year if it believes a change would be in the best interests of the Company and its stockholders.

Our Board of Directors unanimously recommends that you vote FOR Proposal 7.

OUR EXECUTIVE OFFICERS

The Board of Directors appoints the executive officers of the Company who are responsible for administering our day-to-day operations. The names of our current executive officers, their ages as of April 12, 2013, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name of Executive Officer	Age	Position	Officer Since
Christopher J. Reinhard	59	Chairman of the Board, President, Chief Executive Officer and Treasurer	2003
Tyler M. Dylan-Hyde, Ph.D., J.D.	51	Chief Business Officer, General Counsel, Executive Vice President and Secretary	2003
Dennis M. Mulroy	58	Chief Financial Officer	2005
Gabor M. Rubanyi, M.D., Ph.D.	66	Chief Scientific Officer	2006

Dennis M. Mulroy (Age 58)

Chief Financial Officer

Mr. Mulroy has been the Chief Financial Officer of Cardium since November 2005. Since 2006, he has also served as a director, and as the Chief Financial Officer and Treasurer of Tissue Repair Company, a wholly-owned subsidiary of Cardium. He also served as a director and the Chief Financial Officer of InnerCool Therapies, Inc., since March 2006 until its sale to Royal Philips Electronics in July 2009. Previously, he served as the Chief Financial Officer of Aries Ventures Inc. from November 2005 through its merger with Cardium in January 2006. Before joining Cardium, Mr. Mulroy was Chief Financial Officer of Molecular Imaging Corporation, a publicly-traded diagnostic services company (January 2004 – November 2005), SeraCare Life Sciences, Inc., a publicly-traded company (November 2001 – June 2003), and Bioceutix Inc. (January 2001 – November 2001). Mr. Mulroy was also employed with Ernst & Young in San Diego, California and is a Certified Public Accountant in the State of California (inactive). He received his degree in Business Administration with an emphasis in Accounting from the University of San Diego.

Gabor M. Rubanyi, M.D., Ph.D. (Age 66)

Chief Scientific Officer

Dr. Rubanyi has been the Chief Scientific Officer of Cardium since June 2006. From November 2005 until March 2006, he provided consulting services to Cardium. In March 2006, Dr. Rubanyi became an employee and a Scientific Advisor of Cardium. Before joining Cardium in March 2006, Dr. Rubanyi was Vice President of Gene Therapy at Berlex Biosciences (a subsidiary of Berlex Laboratories, the U.S. pharmaceutical affiliate of the Schering AG Group, now Bayer Schering Pharma), and Adjunct Professor at the University of California, Davis. He initiated and played a leading role in the Angiogenic Gene Therapy for Coronary Artery Disease project at Schering/Berlex. Formerly, Dr. Rubanyi was Director of Vascular and Endothelial Research at Berlex (1992-1999), Director of the Institute of Pharmacology at Schering AG, Research Center, Berlin, Germany (1990-1992), Director of Pharmacology at Berlex Laboratories (1987-1990), and Associate Professor at the Mayo Clinic Medical School (1983-1987). Since 2006, Dr. Rubanyi has served as a director of Hybrid Systems, Ltd., a private, United Kingdom biotech company. Dr. Rubanyi is the author or co-author of 22 books and over 325 research articles, serves as an editorial board member to several biomedical journals and is the founder of the biomedical journal Endothelium. He also is a member of numerous American and international scientific societies. His pioneering work on the nature and characterization of endothelium-derived relaxing factors (nitric oxide) and contracting factors (endothelin) contributed substantially to the Company’s present knowledge about endothelial control of vascular function in health and disease, including angiogenesis.

STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

The following table sets forth information on the beneficial ownership of our common stock as of April 12, 2013 by (a) each director and nominee for director, (b) each of the named executive officers listed in the compensation tables included in this proxy statement, (c) all of our current directors and executive officers as a group, and (d) each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock. Except as otherwise indicated, the address for each beneficial owner is 12255 El Camino Real, Suite 250, San Diego, California 92130.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership[1]		Percent of Common Stock Outstanding[2]
Tyler M. Dylan-Hyde, Ph.D., J.D. Director, Chief Business Officer, Executive Vice President, General Counsel and Secretary	2,850,000	[3]	2.19%

Edward W. Gabrielson, M.D. Director	233,334	[4]	Less than 1%

Murray H. Hutchison Director	200,0000	[4]	Less than 1%

Andrew M. Leitch Director	211,900	[4]	Less than 1%

Gerald J. Lewis Director	233,334	[4]	Less than 1%

Lon E. Otremba Director	233,334	[4]	Less than 1%

Christopher J. Reinhard Chairman of the Board, Chief Executive Officer, President and Treasurer	3,671,758	[5]	2.82%

Gabor M. Rubanyi, M.D., Ph.D. Chief Scientific Officer	2,367,000	[6]	1.82%

All directors and executive officers as a group (9 persons)	10,600,660	[7]	8%

Sabby Management Ltd	9,536,120	[8]	7.36%
10 Mountainview Road, Suite 205 Upper Saddle River, New Jersey 07458

[1]

A person is considered to be a beneficial owner of shares if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting or investment power over the shares, or has the right to acquire beneficial ownership of the shares at any time within 60 days (such as through the exercise of stock options, warrants or other rights). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse.

[2]

The percentages shown are calculated based on the number of shares of our common stock outstanding plus, for each person or group, any shares that person or group has the right to acquire within 60 days of April 12, 2013 pursuant to options, warrants or other rights. As of April 12, 2013, there were 129,562,061 shares of our common stock outstanding.

[3]	Includes 300,000 shares underlying warrants exercisable within 60 days of April 12, 2013.
[4]	Includes 200,000 shares underlying options exercisable within 60 days of April 12, 2013.
[5]	Includes 718,500 shares underlying warrants exercisable within 60 days of April 12, 2013.
[6]	Includes 367,000 shares underlying warrants exercisable within 60 days of April 12, 2013.
[7]	Includes 2,933,932 shares underlying options and warrants exercisable within 60 days of April 12, 2013.
[8]	Based on information contained in a Schedule 13D filed with the SEC on March 5, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any person who owns more than 10% of our common stock, to file with the SEC initial reports of ownership of our common stock within 10 days of becoming a director, executive officer or greater than 10% stockholder, and reports of changes in ownership of our common stock before the end of the second business day following the day on which a transaction resulting in a change of ownership occurs. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports provided to us and written representations from our directors and executive officers that no other reports were required, during the year ended December 31, 2012, all required Section 16(a) reports applicable to our directors, executive officers and greater than 10% stockholders were timely filed.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this “Compensation Discussion and Analysis” section is to discuss the material elements of the compensation awarded to, earned by or paid to our executive officers who are considered “named executive officers” as a result of their officer positions and the amount of compensation they earned during the year ended December 31, 2012. This discussion analyzes the information contained in the tables and related footnotes and narratives under the heading “Executive Compensation” included elsewhere in this proxy statement. In so doing, this discussion describes our compensation philosophy, policies and practices with respect to our named executive officers. Although this discussion focuses primarily on compensation awarded to, earned by and paid to our named executive officers during 2012, this discussion also describes executive compensation actions prior to 2012 and actions taken after 2012 to the extent it enhances the understanding of or gives context to our executive compensation disclosures for 2012.

As described in more detail under the heading “Corporate Governance—Compensation Committee” included elsewhere in this proxy statement, our Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to determine any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and all other compensation, and to administer our equity and incentive compensation plans applicable to our executive officers. The processes and procedures the Compensation Committee use to consider and determine executive compensation are described under the heading “Corporate Governance—Compensation Committee—Processes and Procedures for Consideration and Determination of Executive Compensation” included elsewhere in this proxy statement.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to:

•	attract and retain executives important to the success of our company and the creation of value for our shareholders;

•	motivate our executives to achieve our desired financial, earnings and other corporate goals and create shareholder value; and

•

reward our executives for the achievement of our desired financial, spending and other corporate goals, the creation of shareholder value in the short and long term and their contributions, in general, to the success of our company.

Our Philosophy

Our executive compensation program and the decisions of the Compensation Committee are based on the following philosophy and principles:

•	We favor linking a significant component of compensation that varies depending on the attainment of financial and spending goals and the performance of our stock price over solely fixed compensation.

•

Total compensation should generally increase with position and responsibility. A greater percentage of total compensation should be tied to corporate performance, and therefore be at risk, as position and responsibility increases. As a result, individuals, such as our named executive officers, with greater roles and responsibilities associated with achieving our desired financial and spending goals should bear a greater proportion of the risk that those objectives are not achieved than other employees and should receive a greater proportion of the reward if such goals are met or surpassed.

•

We seek to align the interests of our executives with the interests of our shareholders through, among other means, the use of long-term, equity-based incentive compensation, in the form of stock options.

Determination of Amount of Executive Compensation and Use of Benchmarking

In determining the amount of compensation to pay our named executive officers, the Compensation Committee considers a variety of factors, such as the executive’s position within the company and the level of responsibility and skills required by the executive’s position; the executive’s qualifications; the attainment of or failure to attain our financial and spending goals; individual performance of the executive; current and historical compensation levels; the executive’s length of service with our company and other considerations the Compensation Committee deems relevant.

Our executive compensation program as a whole and each individual element of the program is designed to provide a level of compensation that is competitive for public companies that are comparable to us in terms of profitability, complexity and size in order to attract, motivate and retain executives necessary to the achievement of our desired financial and earnings goals. We generally target total compensation of our executive officers to be within the range of the aggregate compensation that similar companies pay to its executive officers. However, we do not focus on whether or not the total compensation of our executives is above or below the mean or median compensation that is paid to the executive officers of similar companies, because we recognize that trying to tie the compensation that we pay to our executives to any specific metric that is based on the compensation paid by other companies can result in volatility from year to year based on circumstances unique to those companies which may not impact us. We also recognize that those companies may have compensation philosophies that differ from ours.

Determination of Form of Executive Compensation and Total Compensation Mix

The principal elements of our executive compensation program consist of base salary, annual incentive compensation, long-term equity-based incentive compensation in the form of stock options, and other compensation as described in more detail below under the heading “—Elements of Our Executive Compensation Program.”

We believe these elements achieve the objectives of our compensation program by providing a base salary which is adjusted to reflect individual and company performance, requiring that our financial and earnings goals be met or exceeded to earn a bonus under our annual cash incentive plan, requiring that specific company-related performance goals be met or exceeded to earn a special annual incentive bonus, and awarding stock options with an exercise price equal to the price of our common stock on the date of grant so that the options will only have value if the market price of our common stock increases over time.

In determining the form of compensation to pay our named executive officers, the Compensation Committee views these elements of our executive compensation program as related but distinct. Although the Compensation Committee reviews total compensation, it does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily negate or result in a reduction in the amount of compensation the executive receives from other elements or that, on the flip side, minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the Compensation Committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position and responsibility increases given the influence more senior level executives generally have on company performance. It is also the Compensation Committee’s view to keep cash compensation at a competitive level while providing the opportunity to be fairly rewarded through long-term equity-based incentive compensation, in the form of stock options, if the company’s stock price performs well over time. Thus, individuals with greater roles and responsibilities associated with achieving our company’s financial and earnings goals, and thus presumably increasing the total return to our shareholders, should bear a greater proportion of the risk that those goals are not achieved than other employees and should receive a greater proportion of the reward if those goals are met or surpassed.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program for 2012 consisted of:

•	base salary;

•	annual incentive compensation, in the form of payments under our annual incentive pay plan and special performance related bonus plan;

•	long-term equity-based incentive compensation in the form of stock options; and

•	all other compensation.

In addition, our executive compensation program also includes certain change in control arrangements and post-termination severance arrangements, which are described in more detail below under the heading “—Change in Control and Post-Termination Severance Arrangements.”

Base Salary

General. We provide a base salary for our named executive officers that is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year to support a reasonable standard of living.

We initially set base salaries for our executives at a level that we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives.

The Compensation Committee’s determination regarding the base salaries of our named executive officers are based on a number of factors, including: the executive’s level of responsibility, prior experience, base salary for the prior year, base salary and other compensation data for similarly situated executives from some of our peer group companies, the skills required by the position, length of service with our company (or predecessors), past individual performance, company performance and other considerations the Compensation Committee deems relevant. The Compensation Committee also recognizes that in addition to the typical responsibilities and duties held by our executives by virtue of their positions, they often have additional responsibilities and perform additional duties that typically would be delegated to others in most organizations with additional personnel and resources.

Analysis. The 2013 Radford Global Life Sciences Survey for U.S. Executive Headcount Data for Companies Under 50 Employees, (the “Radford Survey”), a primary benchmarking information source, supports the Company’s current practice of establishing base salaries targeted for approximately 50th percentile based on data from the Radford Survey, adjusted for such factors as years of service, specialized skills applicable to our technologies and businesses as well as competitive factors.

Annualized base salary rates for 2011, 2012 and 2013 for our chief executive officer and our two highest paid named executive officers are as follows:

Name	2011	2012	% Change From 2011	2013	% Change From 2012
Christopher J. Reinhard	$385,875	$385,875	0.0%	$385,875	0.0%
Tyler Dylan-Hyde	358,313	358,313	0.0%	358,313	0.0%
Gabor Rubanyi	330,750	330,750	0.0%	330,750	0.0%

We have historically granted our executive officers an occasional mid-single digit percentage increase in their base salary, although the percentage may be higher or lower if the responsibilities of the executive increased or decreased during the year. For 2011, 2012 and 2013, none of our executive officers was granted an increase to their base salary.

For 2012, base salaries accounted for approximately 100% of total compensation for our Chairman, President and Chief Executive Officer and for the other named executive officers.

Annual Incentive Compensation

General. In addition to base compensation, we provide our named executive officers the opportunity for annual incentive compensation, which is designed to provide a direct financial incentive to our executives to achieve annual financial, earnings and other goals of our company. We provide our named executive officers a direct financial incentive to achieve our annual goals. In addition, there is possible performance related bonus for our named executive officers to further motivate them to achieve other company-related performance goals. We believe that the combination of our Incentive Pay Plan, which rewards our executives for achieving and exceeding annual financial goals, and the special performance related bonus, which rewards our executives for successfully executing initiatives that we believe will have a positive long-term impact, provides appropriate monetary incentives for our executives to help our company achieve both near term and long term success.

Analysis. The annual incentive compensation awards for our named executive officers for 2012 are summarized below.

Payouts made to our named executive officers were as follows:

Incentive Pay Payouts for 2012 Performance
$ Amount
Christopher J Reinhard	$0
Tyler Dylan-Hyde	$0
Gabor Rubanyi	$0

Long-Term Equity-Based Incentive Compensation

General. Although we do not have any stock retention or ownership guidelines, our Board encourages our named executive officers to have a financial stake in our company in order to align the interests of our shareholders and management. We therefore provide long-term equity-based incentive compensation to our named executive officers, as well as to all of our employees. This compensation has historically been paid in the form of founder’s stock grants and or stock options. We believe that equity incentive compensation is an important part of our overall compensation program. In particular, we believe that equity-based compensation, such as stock options, aligns the interests of our executives and other employees with shareholder interests and long-term value creation and enables these individuals to achieve meaningful equity ownership in our company. Through the grant of stock options, we seek to align the long-term interests of our executives and other employees with the long-term interests of our shareholders by creating a strong and direct linkage between compensation and long-term shareholder return. When our executives deliver positive returns to our shareholders, in the form of increases in our stock price or otherwise, stock options allow our executives and employees to share in this positive return. We believe stock options or other equity-based compensation also may enable us to attract, retain and motivate executives and other employees by maintaining competitive levels of total compensation. Unless our stock price increases after stock option grants are made, the stock options deliver no value to the option holders. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.” This provides an incentive for an option holder to remain employed by us.

All of the stock options held by our executives and other employees have been granted under the 2005 Equity Incentive Plan. The plan was been approved by our shareholders. Under the 2005 plan, we have the ability to grant stock options to directors, officers, employees, and outside consultants. To date, only incentive and non-statutory stock options have been granted.

The Compensation Committee has retained all authority to grant options to eligible recipients, and none of its authority may be delegated to our management in the form of “mass” or “block” grants to be allocated among employees by our management. Grants to be made in connection with new hires and performance will be recommended by our Chairman, President and Chief Executive Officer and will be considered and acted upon by the Compensation Committee at the next Compensation Committee meeting or by unanimous written consent resolutions or, in the case of executive officers, as part of their compensation package at the time of hire or promotion. Current executive officers and other employees are eligible for option grants thereafter on a periodic basis. We do not have, nor have we ever had, a program, plan or practice to time stock option grants to executives in coordination with the release of material nonpublic information.

The plan also sets forth the general terms and conditions of our stock option grants. For example, we generally grant “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, in order to provide our executives and other employees the additional tax benefit associated with incentive stock options, which we believe at this time outweighs our interest in obtaining the tax deduction which would be available if we granted non-statutory stock options which were later exercised by the optionees. The stock options granted to our employees typically vest or become exercisable over a period of four years from the date of grant, with one-fourth of the underlying shares vesting on the first anniversary of the date of grant and the remaining vesting monthly over the next three years. Stock options typically remain exercisable for a period of seven years from the date of grant, so long as the optionee continues to be employed by us.

It is our policy to set the per share exercise price of all stock options granted under the 2005 plan at an amount equal to the fair market value of a share of our common stock on the date of grant. For purposes of the 2005 plan, the fair market value of our common stock is the closing sales price as reported by NYSE MKT.

We review the long-term equity-based incentives for our named executive officers and employees, on an individual basis and on an aggregate basis. The Compensation Committee’s determinations regarding the number of stock options to grant our named executive officers are based on a number of factors, including: the executive’s position within the company and the level of responsibility, skills and experiences required by the executive’s position; the attainment of or failure to attain company objectives and the difficulty in achieving desired company objectives; individual performance of the executive; the executive’s length of service to our company; the executive’s percentage ownership of our common equity outstanding, including stock options; and competitive compensation data, including outstanding options held by an executive as a percentage of our common equity outstanding.

Analysis. We can grant stock options to all of our employees, including each of our named executive officers. Mr. Reinhard, Dr. Dylan-Hyde, Dr. Rubanyi have refrained from participating in the stock option plan and have never accepted stock option awards.

All Other Compensation

General. It is generally our policy not to extend significant perquisites to our executives that are not available to our employees, our executives only receive benefits, which are also received by our other employees, which include health, dental and life insurance benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. We also do not provide any nonqualified defined contribution or other deferred compensation plans or any matching of contributions to a 401(k) plan.

All of our employees, including our named executive officers, are employed at will and do not have employment agreements. We have, however, entered into written severance agreements with all of our named executive officers, which provide for certain cash and other benefits upon the termination of the executive’s employment with us under certain circumstances, as described below.

Change in Control and Post-Termination Severance Arrangements

In July 2010, the Board of Directors adopted a Change in Control Severance Plan that provides severance benefits to certain members of management and employees of the Company. The Company has entered into a severance agreement under the Change in Control Severance Plan with each of the named executive officers. Under the severance agreement, if the employment of any named executive officer is terminated within twelve months following a change in control by either such executive officer for good reason or by the Company for any reason other than cause, death or disability, then such executive officer is entitled to, subject to certain covenants and restrictions set forth in the severance agreement, (a) a cash payment equal to 1.5 times his base salary, (b) the continuation of certain employee benefits for no more than twelve months and (c) all accrued but unpaid salary and vacation, unreimbursed valid business expenses and other vested benefits pursuant to the express terms of any employee benefit plan.

Additionally, if the employment of a named executive officer is terminated within six months prior to an impending change in control and the Board of Directors determines, in good faith, that such termination was in connection with the impending change in control, then such executive officer will be entitled to the benefits set out in the paragraph above, subject to certain covenants and restrictions as set forth in the severance agreement.

For purposes of the severance agreements with the named executive officers, “change in control” generally means a merger or consolidation in which the Company is not the surviving entity the sale, transfer or other disposition of all or substantially all of the assets of the Company or the acquisition by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities.

Accounting and Tax Considerations

We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

We structure cash base salary and annual incentive compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. In addition, with respect to equity compensation awards, all of our executives who have received equity compensation awards in the form of incentive stock options, which would entitle us to a tax deduction if there was a disqualifying disposition by the executive. However, some of the incentive stock options that have been granted have exceeded the $100,000 per year limitation (with respect to exercisability) set forth in Section 422 of the Internal Revenue Code. Accordingly, the incentive stock options granted in excess of this $100,000 per year limitation will be treated as non-qualified stock options for tax purposes. We will, therefore, be entitled to a tax deduction in the year in which the non-qualified stock option is exercised in an amount equal to the amount by which the fair market value of the shares underlying the non-qualified stock options on the date of exercise exceeds the option exercise price.

EXECUTIVE OFFICER COMPENSATION

The following table shows the compensation earned by, or paid or awarded to, our chief executive officer and our two most highly compensated executive officers other than our chief executive officer who were serving as executive officers at December 31, 2012, for each of our three most recent fiscal years. Such officers are referred to as our “named executive officers.”

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Christopher Reinhard	2012	385,875	—		—	—	—	—	—	385,875
Chief Executive Officer & President	2011	385,875	62,500	*	—	—	—	—	—	448,375
	2010	378,422	62,500		—	—	—	—	—	440,922

Tyler Dylan-Hyde	2012	358,313	—		—	—	—	—	—	385,875
Chief Business Officer, Exec. VP, & General Counsel	2011	358,313	57,500	*	—	—	—	—	—	415,813
	2010	349,731	57,500		—	—	—	—	—	407,231

Gabor Rubanyi	2012	330,750	—		—	—	—	—	—	330,750
Chief Scientific Officer	2011	330,750	30,000	*	—	—	—	—	—	360,750
	2010	325,866	30,000		—	—	—	—	—	355,866

*:	Awarded in 2010 and paid in 2011, following the successful FDA clearance of Cardium’s advanced wound care product.

Narrative Disclosure to 2012 Summary Compensation Table

There are three basic components to our executive compensation program: salary and benefits; cash bonuses; and long-term incentive compensation in the form of stock options and other equity-based compensation. None of our named executive officers had an employment agreement with the Company for fiscal 2012.

Salary and Benefits.

In 2010, our Board of Directors adopted a recommendation of the Compensation Committee of the Board of Directors to authorize the Company to increase the base salary of our named executive officers effective as of July 6, 2010 by 5%, no salary increases have occurred since.

In establishing the base salaries of our named executive officers, the Compensation Committee considered various factors, including the executive’s qualifications and relevant experience, the scope of the executive’s job responsibilities, the executive’s contributions and performance, the compensation levels of executives at similar companies with similar job responsibilities, and that it had been three years since the base salaries of our executives had been increased. No increase to base salaries of names executive officers has occurred since July 2010.

Cash Bonuses.

We currently do not have a formal cash bonus plan. Any bonuses awarded have been in the discretion of the Compensation Committee and the Board of Directors. No bonuses were awarded in 2011 and 2012. A performance bonus was accrued during the second quarter of 2010 for performance during 2007, 2008 and 2009. Half of the accrued performance bonus was paid in the third quarter of 2010. The remainder was paid in 2011 conditioned upon the successful FDA 510(k) clearance for our Excellagen product.

As our business units are developing, the Compensation Committee is expected to give further consideration to plans that would seek to further align bonuses and other compensation with successful application of our business model by rewarding executive officers and other key personnel for significant contributions towards the development of our assets and portfolio of medical products and our efforts to monetize the economic value of that portfolio through strategic collaborations, selling businesses or assets, or completing other monetizing transactions at appropriate valuation inflection points.

Long-Term Incentive Compensation.

No awards were granted to our named executive officers under the 2005 Equity Incentive Plan in 2012. Mr. Reinhard, Dr. Dylan-Hyde, and Dr. Rubanyi have refrained participating in the 2005 Equity Incentive Plan and have never accepted stock option awards.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table provides certain information about unexercised option awards and unvested restricted stock awards held by our named executive officers as of December 31, 2012. There were no other option or stock awards held by our named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - (#) Exercisable	Number of Securities Underlying Unexercised Options - (#) Un- Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Christopher Reinhard	—	—	—	—	—	—	—	—	—
Tyler Dylan-Hyde	—	—	—	—	—	—	—	—	—
Gabor Rubanyi	—	—	—	—	—	—	—	—	—

During the year ended December 31, 2012, there were no option exercises or vesting of stock awards to our named executive officers. Mr. Reinhard, Dr. Dylan-Hyde, and Dr. Rubanyi have refrained participating in the Plan and have never accepted stock option awards under the plan.

DIRECTOR COMPENSATION

Each non-employee director receives an annual retention fee of $24,000, payable quarterly, and members of the Audit Committee receive an additional annual fee of $10,000 for their service on the Audit Committee. Directors appointed during a term year may receive a proportional amount of the annual retention fee for that year. Options and other equity awards may be granted to directors on a discretionary basis. Upon joining the Board of Directors, each non-employee director receives an option under the Company’s 2005 Equity Incentive Plan to acquire 100,000 shares of the Company’s common stock, vesting over a four year period, with an exercise price equal to the last reported sale price of the Company’s common stock on the date of grant, and a ten year term. Directors are reimbursed for travel and other expenses incurred in connection with attending board and committee meetings. Neither Mr. Reinhard nor Dr. Dylan-Hyde, each of whom serve as both our executive officers and on our Board of directors, received any additional compensation for serving as a director.

The following table shows the compensation earned by or paid or awarded to our non-employee directors for all services rendered by them in their capacity as a director of the Company during the year ended December 31, 2012.

Director Compensation for Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward Gabrielson	$24,000	—	—	—	—	—	$24,000
Murray Hutchison	34,000	—	—	—	—	—	34,000
Andrew Leitch	34,000	—	—	—	—	—	34,000
Gerald Lewis	34,000	—	—	—	—	—	34,000
Lon Otremba	24,000	—	—	—	—	—	24,000

[1]	As of December 31, 2012, each of our non-employee directors had options outstanding to purchase 200,000 shares of our common stock

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes equity compensation plans approved by stockholders and equity compensation plans that were not approved by stockholders as of December 31, 2012.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	3,170,000	$1.62	2,491,169	[1]
Equity compensation plans not approved by stockholders	—	$—	—

Total	3,170,000	$1.62	2,491,169

[1]

Under the terms of the plan in effect as of December 31, 2012, in addition to securities that may be issued upon the exercise of options, warrants or other rights granted under the plan, securities may also be issued under the plan in the form of shares of restricted stock of the Company issued with such restrictions on transfer, rights of first refusal, repurchase and/or forfeiture provisions and other provisions and conditions as the Board of Directors or the Compensation Committee may determine from time to time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the terms of the Audit Committee’s charter, the Audit Committee is responsible for reviewing all related party transactions for potential conflict of interest situations on an ongoing basis. The Company may not enter into a related party transaction unless it has been approved by the Audit Committee. A transaction is considered a “related party transaction” if the transaction would be required to be disclosed pursuant to Item 404 of Regulation S-K.

Since January 1, 2010, other than the transactions described under “Executive Officer Compensation” and “Director Compensation” above, there has not been, nor currently are there proposed, any transactions or series of similar transactions in which the Company was or is to be a participant and the amount involved exceeds or will exceed the lesser of $120,000 or 1% of the average of our total assets as of December 31, 2011 and 2012, which is approximately $75,900, and in which any of our directors, executive officers, holders of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2012 with the Company’s management, and has discussed with Marcum LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Marcum LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Marcum LLP’s communications with the audit committee concerning independence, and has discussed with Marcum LLP its independence. Based on the Audit Committee’s above described review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2012, be included in the Company’s Annual Report on Form 10-K for such year for filing with the SEC.

It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are presented fairly in all material respects in accordance with accounting principles generally accepted in the United States, to certify the Company’s financial statements or to guarantee the report of the Company’s independent registered public accounting firm. As the Audit Committee’s primary function is oversight, the Audit Committee relies on the expertise, skills and knowledge of management and the Company’s independent registered public accounting firm and the accuracy of information provided to the Audit Committee by such persons in carrying out its oversight responsibilities. In giving its recommendation to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K, the Audit Committee relied on (i) certain representations and reports of management concerning the preparation of the financial statements; and (ii) the reports of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the members of the Audit Committee

Andrew M. Leitch, Chairman

Murray H. Hutchison

Gerald J. Lewis

*	The Audit Committee Report above is not considered proxy-soliciting material, is not deemed to be filed with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the SEC, except to the extent we specifically incorporate this information by reference.

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“2012 Annual Report”), as filed with the SEC, excluding exhibits, is being mailed to stockholders with this proxy statement. We will furnish any exhibit to our 2012 Annual Report free of charge to any stockholder upon written request to the Company at 12255 El Camino Real, Suite 250, San Diego, California 92130. The 2012 Annual Report is not incorporated in, and is not a part of, this proxy statement and is not proxy-soliciting material. We encourage you to review the 2012 Annual Report together with any later information that we file with the SEC and other publicly available information. Documents we file with the SEC may be reviewed and/or obtained through the SEC’s Electronic Data Gathering Analysis and Retrieval System, or EDGAR, which is publicly available through the SEC’s website at http://www.sec.gov.

STOCKHOLDER PROPOSALS

Stockholders who wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so that we receive it no later than the close of business on February 1, 2014. If, however, we change the date of next year’s annual meeting by more than 30 days from the date of this year’s annual meeting, the deadline to submit a proposal for inclusion in our proxy materials would be within a reasonable time before we begin to print such materials. Any such proposal must be in accordance with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Pursuant to such rule, simply submitting a proposal does not guarantee that it will be included in our proxy materials.

In accordance with our Amended and Restated Bylaws, to be properly brought before a meeting, a stockholder must deliver timely notice of any matter the stockholder wishes to present to the attention of our Secretary. To be timely, we must receive the notice at our principal place of business not later than the close of business on the 15th day following the date on which notice of such meeting or the record date thereof is first publicly announced with respect to special meetings, or 120 days before the date that is one year from the date of the immediately preceding annual meeting of stockholders with respect to proposals to be considered at an annual meeting of stockholders. To be in proper form, the notice must be in writing and include the specified information set forth in Section 1.12 of Article I of our Amended and Restated Bylaws.

All proposals and notices should be sent by certified mail, return receipt requested, to Cardium Therapeutics, Inc., 12255 El Camino Real, Suite 250, San Diego, California 92130, Attn: Tyler M. Dylan-Hyde, Secretary. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or matter that does not comply with these and other applicable requirements.

OTHER MATTERS

The Board of Directors does not know of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying proxy card will have discretionary authority to vote all proxies in accordance with their best judgment with respect to any such matters.

San Diego, California April 30, 2013	By Order of the Board of Directors Christopher J. Reinhard Chairman of the Board, Chief Executive Officer and President

ANNEX A

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CARDIUM THERAPEUTICS, INC.

Pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware

CARDIUM THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to effect a reverse stock split of the Corporation’s issued and outstanding Common Stock at a ratio that is not less than 2:1 nor greater than 20:1, with the final ratio to be selected by the Board of Directors in its discretion (the “Reverse Split”). To this end, the Board of Directors has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Amended and Restated Certificate of Incorporation to effect the Reverse Split; and (ii) declaring such amendment to be advisable for the Corporation and its stockholders.

SECOND: That the stockholders of the Corporation have authorized and approved the amendment in accordance with Section 216 of the Delaware General Corporation Law.

THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

FIFTH: That upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, Section (A) of Article IV of the Amended and Restated Certificate of Incorporation shall be amended such that the following paragraph shall be added as the second paragraph of section (A) of Article IV immediately following the first paragraph of such section, as such section has been amended as of such date:

“Upon the close of trading on the NYSE MKT or other applicable exchange on which the Common Stock of the Company is listed, on the date the Corporation files this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each [            ] shares of the Common Stock, par value $0.0001 per share, of the Corporation issued and outstanding or held in treasury at the Effective Time shall be reclassified as and changed into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation, without any action by the holders thereof. In lieu of any fractional shares to which a holder of shares of Common Stock of the Corporation would be otherwise entitled, the Corporation shall pay in cash, without interest, an amount equal to such fractional interest (after taking into account and aggregating all shares of Common Stock then held by such holder) multiplied by the closing price of the Common Stock as last reported on the applicable exchange on the day of the Effective Time (determined on a post-split basis).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by Tyler M. Dylan-Hyde, its Chief Business Officer and Executive Vice President, this     th day of             , [2013 or 2014].

CARDIUM THERAPEUTICS, INC.

By:
Tyler M. Dylan-Hyde
Chief Business Officer and Executive Vice President

A-1

PROXY - CARDIUM THERAPEUTICS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 6, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder whose signature appears on the reverse side hereby revokes all previous proxies, acknowledges receipt of the notice of Annual Meeting of Stockholders to be held June 6, 2013 and the proxy statement, and appoints Christopher J. Reinhard and Tyler M. Dylan Hyde or either of them the proxy of such stockholder, each with full power of substitution, to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Cardium Therapeutics, Inc. that the stockholder would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held on Thursday, June 6, 2013, at 9:00 a.m. Pacific time, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130, and at any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed on the reverse side by the stockholder whose signature appears on the reverse side with respect to all shares of common stock of Cardium Therapeutics, Inc. that the stockholder would be entitled to vote, if personally present, at the Annual Meeting of Stockholders. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2, “3 YEARS” for Proposal 3 and “FOR” Proposals 4 through 7. If any other matters properly come before the meeting, the persons named will vote in their discretion.

If you vote your proxy by telephone or the Internet, please DO NOT mail back this proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

THANK YOU FOR VOTING.

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central time, on June 5, 2013.

Vote by Internet

•	Log on to the Internet and go to www.envisionreports.com/CXM

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a blank ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

If you vote your proxy by telephone or the Internet, please DO NOT mail back this proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

THANK YOU FOR VOTING.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2, “3 Years” for Proposal and FOR Proposals 4, 5, 6 and 7.

1. Election of Election of Class I Directors:

01—Edward W. Gabrielson	For ☐	Against ☐	Abstain ☐

02—Lon E. Otremba	For ☐	Against ☐	Abstain ☐

2. A non-binding advisory vote approving the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC	For ☐	Against ☐	Abstain ☐

3. A non-binding advisory vote approving how frequently our shareholders will vote in the future on executive compensation.	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐

4. To approve the issuance of an additional 1,656 shares of Series A Convertible Preferred Stock in connection with the April 2013 registered direct offering, for the receipt of gross proceeds of approximately $1,656,000.	For ☐	Against ☐	Abstain ☐

5. To approve a proposal to give the Board of Directors the authority, at its discretion to effect a reverse split of the Company’s common stock.	For ☐	Against ☐	Abstain ☐

6. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation – which amendment would ONLY be entered in the event that Proposal 5 related to the reverse stock split is NOT approved – and which would increase the number of authorized shares of common stock of the Company from 200,000,000 to 400,000,000.	For ☐	Against ☐	Abstain ☐

7. To ratify the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013	For ☐	Against ☐	Abstain ☐

B. Non-Voting Items

Change of Address—Please print new address below.

C. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

This proxy card must be signed for your instructions to be executed. Each joint owner should sign. Signatures should correspond with the names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should also give full title with their signature.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.